Exhibit 99.3

CONVERSION VALUATION APPRAISAL REPORT FinPro Capital Advisors, Inc. 46 EAST MAIN STREET • SUITE 303 • SOMERVILLE, NJ 08876 • P: (908) 234-9398 AS OF JUNE 5, 2024

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Table of Contents

Fidelity Bank

TABLE OF CONTENTS	1

INTRODUCTION	3

1. OVERVIEW AND FINANCIAL ANALYSIS	6

GENERAL OVERVIEW	6
HISTORY AND OVERVIEW	6
STRATEGIC DIRECTION	7
BALANCE SHEET TRENDS	7
LOAN PORTFOLIO	10
INVESTMENTS	12
ASSET QUALITY	13
FUNDING COMPOSITION	14
ASSET LIABILITY MANAGEMENT	15
CAPITAL	16
INCOME AND EXPENSE TRENDS	16
LEGAL PROCEEDINGS	18
SUBSIDIARIES	18

2. MARKET AREA ANALYSIS	19

3. COMPARISONS WITH PUBLICLY TRADED THRIFTS	20

OVERVIEW OF THE COMPARABLES	23

4. MARKET VALUE DETERMINATION	25

FINANCIAL CONDITION	26
BALANCE SHEET GROWTH	30
EARNINGS QUALITY, PREDICTABILITY AND GROWTH	32
MARKET AREA	37
CASH DIVIDENDS	38
RECENT REGULATORY MATTERS	39

5. OTHER FACTORS	40

MANAGEMENT	40
LIQUIDITY OF THE SHARES	41
MARKETING OF THE ISSUANCE	42

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VALUATION ADJUSTMENTS	44

6. VALUATION	45

DISCUSSION OF WEIGHT GIVEN TO VALUATION MULTIPLES	45
OFFERING VALUE IN RELATION TO COMPARABLES	48
COMPARISON TO RECENT STANDARD CONVERSIONS	50
VALUATION CONCLUSION	51

7. EXHIBITS	52

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Introduction

June 5, 2024

Board of Directors

Fidelity Bank

353 Carondelet Street

New Orleans, LA 70130

Members of the Board Directors:

At your request, FinPro Capital Advisors, Inc. (“FinPro” or “FCA”) has completed and hereby provides an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion transaction described below.

This Appraisal is furnished pursuant to the requirements stipulated in the Code of Federal Regulations and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” (the “Valuation Guidelines”) of originally issued by the Office of Thrift Supervision (“OTS”) and accepted by the Federal Reserve Board (“FRB”), the Office of the Comptroller of the Currency (“OCC”), the Federal Deposit Insurance Corporation (“FDIC”), Louisiana Office of Financial Institutions and other state banking regulatory agencies, and applicable regulatory interpretations thereof.

Description of Plan of Conversion

The Board of Directors of Fidelity Bank (“Fidelity” or the “Bank”) has adopted the plan of conversion (the “Plan”); whereby the Bank will convert to stock form. As a result of the conversion, the Bank will convert to the stock form of ownership and issue all of its common stock to a to-be-formed holding company called FB Bancorp, Inc., a newly formed Maryland corporation, (“the Company”). It is our understanding that the Bank will offer its stock in a subscription and community offering to Eligible Account Holders, to the Employee Plans and to Supplemental Eligible Account Holders of the Bank. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to members of the general public in a direct community offering and/or a syndicated community offering. A portion of the net proceeds received from the sale of the common stock will be used to purchase all of the then to be issued and outstanding capital stock of Fidelity and the balance of the net proceeds will be retained by the Company.

At this time, no other activities are contemplated for the Company other than the ownership of the Bank, a loan to the newly formed ESOP and reinvestment of the proceeds that are retained by the Bank. In the future, the Company may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends, or repurchase its stock, although there are no specific plans to undertake such activities at the present time. The plan of conversion will not provide for the establishment of a new charitable foundation.

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In compiling the pro formas, FinPro relied upon the assumptions provided by the Bank and its agents. The pro forma assumptions are as follows:

•	100.0% of the total shares will be sold to the depositors and public,

•	the stock will be issued at $10.00 per share,

•	the conversion expenses will be $3.1 million at the midpoint, including the placement agent fee,

•	there will be an ESOP equal to 8.0% of the shares sold, funded internally, and amortized over 25 years straight-line,

•	there will be an MRP equal to 4.0% of the shares sold, amortized over 5 years straight-line,

•	there will be a Stock Option Plan equal to 10% of the shares sold, expensed at $3.38 per option over 5 years straight-line,

•	the tax rate is assumed at 19.0%, and

•	the net proceeds will be invested at the one-year treasury rate of 5.14%, pre-tax.

In the course of preparing our report, we reviewed the Bank’s financials for the quarters ended March 31, 2024, and December 31, 2023. We also reviewed the registration statement as filed with the Securities and Exchange Commission (“SEC”). We have conducted due diligence analysis of the Bank and held due diligence related discussions with the Bank’s Management and Board and Luse Gorman, PC (the Bank’s counsel). The valuation parameters set forth in the appraisal were predicated on these discussions, but all conclusions related to the valuation were reached and made independent of such discussions.

Where appropriate, we considered information based upon other publicly available sources, which we believe to be reliable; however, we cannot guarantee the accuracy or completeness of such information. We reviewed the Bank’s primary market area and reviewed the market area’s economic condition. We also reviewed the competitive environment in which the Bank operates and its relative strengths and weaknesses. We compared the Bank’s performance with selected publicly traded institutions. We reviewed conditions in the securities markets in general and in the market for similar institutions in particular. Our analysis included a review of the estimated effects of the Conversion of the Bank on the operations and expected financial performance as they related to the Bank’s estimated pro forma value.

In preparing our valuation, we relied upon and assumed the accuracy and completeness of financial and other information provided to us by the Bank and its independent accountants. We did not independently verify the financial statements and other information provided by the Bank and its independent accountants, nor did we independently value any of the Bank’s assets or liabilities. This estimated valuation considers the Bank only as a going concern and should not be considered as an indication of its liquidation value.

Our valuation is not intended, and must not be construed, to be a recommendation of any kind as the advisability of purchasing shares of Common Stock in the stock issuance. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of Common Stock in the stock issuance will thereafter be able to sell such shares at prices related to the foregoing valuation of the pro forma market value thereof. FinPro is not a seller of securities within the meaning of any federal or state securities laws. Any report prepared by FinPro shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

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The estimated valuation herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Bank’s financial condition, operating performance, management policies and procedures and current conditions in the securities market for thrift institution common stock. Should any such developments or changes, in our opinion, be material to the estimated pro forma market value of the Bank, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained at that time.

Valuation Conclusion

It is, FinPro’s opinion that as of May 17, 2024, the estimated aggregate pro forma market value of the Bank was $150,000,000 at the midpoint of a range with a minimum of $127,500,000 to a maximum of $172,500,000 at 15% below and 15% above the midpoint of the range respectively. Assuming an adjusted maximum value of 15% above the maximum value, the adjusted maximum value or super maximum value is $198,375,000. The stock will be issued at $10.00 per share.

FinPro Capital Advisors

FinPro Capital Advisors, Inc. (“FCA” or “FinPro”) is a registered broker dealer and is a wholly owned subsidiary of FinPro, Inc. FCA addresses numerous areas of capital markets in the heavily regulated financial institution industry including M&A advisory, capital raising, strategic advice, valuation, due diligence, accounting, mark-to-market, enterprise risk management, business planning and regulatory advice. FCA further specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. We believe that, except for the fee we will receive for the Appraisal to assist in the stock conversion process, we are independent of the Bank, Fidelity Bank and the other parties engaged by Fidelity Bank.

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1. Overview and Financial Analysis

GENERAL OVERVIEW

As of March 31, 2024, the Bank had $1.1 billion in total assets, $773 million in deposits, $681 million in loans held for investment, net, $33 million in loans held for sale at fair value, and $153 million in equity. The following table shows the Bank’s facilities.

Figure – List of Branch Offices

US Branch List for Fidelity Bank
Street Address	City	State	2023 Deposits ($000)	2022 Deposits ($000)	2018 Deposits ($000)	2022-2023 Growth Rate (%)	2018-2023 Growth Rate (%)
1001 Julia St	New Orleans	LA	7,099	9,610	NA	(26.13)	NA
1201 S Carrollton Ave	New Orleans	LA	41,978	50,083	29,588	(16.18)	41.88
1220 Veterans Blvd	Metairie	LA	0	0	0	NA	NA
149 Allen Toussaint Blvd	New Orleans	LA	32,661	48,656	34,509	(32.87)	(5.36)
1811 Metairie Ave	Metairie	LA	38,543	43,656	35,297	(11.71)	9.20
1888 Belle Chasse Hwy	Gretna	LA	27,102	31,821	23,575	(14.83)	14.96
1901 Gause Blvd E	Slidell	LA	38,048	46,593	34,473	(18.34)	10.37
2201 N Highway 190	Covington	LA	43,425	43,375	31,384	.12	38.37
2550 Florida St	Mandeville	LA	38,396	40,774	21,173	(5.83)	81.34
2729 Prytania St	New Orleans	LA	8,413	2,129	NA	295.16	NA
3511 General Degaulle Dr	New Orleans	LA	20,531	22,920	16,797	(10.42)	22.23
353 Carondelet St	New Orleans	LA	152,722	108,922	89,235	40.21	71.15
3720 Williams Blvd	Kenner	LA	46,088	56,687	44,238	(18.70)	4.18
3829 Veterans Blvd	Metairie	LA	167,427	206,098	143,307	(18.76)	16.83
500 C M Fagan Dr	Hammond	LA	29,482	31,347	9,040	(5.95)	226.13
5530 Crowder Blvd	New Orleans	LA	29,803	33,649	25,934	(11.43)	14.92
5643 Corporate Blvd	Baton Rouge	LA	18,605	19,753	10,357	(5.81)	79.64
6920 Bluebonnet Blvd	Baton Rouge	LA	NA	NA	NA	NA	NA
9099 Jefferson Hwy	River Ridge	LA	70,183	75,086	48,799	(6.53)	43.82

Source: S&P Global

HISTORY AND OVERVIEW

Fidelity Bank is a bank. Fidelity Bank was formed on December 28, 1908, and is historically a mutual institution chartered by the Office of Financial Institutions (OFI). The Bank’s original name was Fidelity Homestead Association, the term “Homestead” was only used in Louisiana when referring to a savings and loan. From its inception, the savings and loan business were concerned with thrift and home ownership by individual savers and borrowers. In July 2007, the name Fidelity Homestead Association, was officially changed to Fidelity Homestead Savings Bank, which allowed the bank to offer even more quality products and services. In January 2014 the Bank purchased NOLA Lending Group, LLC. NOLA was a leader in providing secondary market home financing solutions to the communities they serve. With offices in Louisiana, and Florida, the acquisition expanded the Bank’s presence across the Gulf Coast region. In December 2014, the name Fidelity Homestead Savings Bank, was officially changed to Fidelity Bank, which aligned the bank name with the products and services offered to the communities, and customers, served.

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Fidelity Bank considers the Metropolitan Statistical Areas (“MSAs”), of New Orleans-Metairie-Hammond and Baton Rouge to be our primary market areas for originating loans and gathering deposits. Fidelity Bank’s branch offices are located in the Parish of East Baton Rouge, located within the Baton Rouge MSA, and the Parishes of Jefferson, Orleans, St. Tammany, and Tangipahoa, which are encompassed within the New Orleans-Metairie-Hammond MSA.

The Bank’s business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations, in one- to four-family residential mortgage loans secured by properties located in the Bank’s primary market area. The Bank also originate residential construction loans, commercial real estate loans, commercial loans, home equity loans and lines of credit, and consumer loans.

The Bank operates 18 full-service branches and two drive-up branches in Southern Louisiana. The Bank’s primary lending products are real-estate residential, real-estate commercial, and consumer loans. The Bank’s primary deposit products are certificates of deposit and demand deposit accounts. In January 2014, the Bank acquired the net assets of NOLA Lending Group (“NOLA”) as a fully-owned division of the Bank. NOLA originates, primarily for resale, residential mortgages in Southern Louisiana, the Florida panhandle, and Mississippi.

STRATEGIC DIRECTION

The Bank’s mission is to operate and further expand a profitable and diversified banking franchise. It plans to achieve this by executing its strategy of:

•	continued growth and profitability,

•	retain and attract qualified personnel, and

•	offer customers competitive banking products along with services.

BALANCE SHEET TRENDS

The Bank’s balance sheet decreased by approximately $5 million, or 0.4%, from $1.125 billion on December 31, 2023, to $1.120 billion on March 31, 2024.

The Bank’s total deposits increased by $3.4 million, or 0.4%, from $769.3 million on December 31, 2023, to $772.7 million on March 31, 2024.

The Bank’s total equity decreased by $3.4 million, or 2.15%, from $156.7 million on December 31, 2023, to $153.4 million on March 31, 2024. The Bank’s capital ratios declined from December 31, 2023, to March 31, 2024 and remained well above regulatory well-capitalized standards.

From December 31, 2023, to March 31, 2024, Loan Held for Sale, at Fair Value grew by $10.5 million, continuing to highlight the Bank’s mortgage operations.

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Figure – Balance Sheet Trends

FIDELITY BANK

BALANCE SHEETS (UNAUDITED)

	March 31, 2024	December 31, 2023
	(dollars in thousands)
ASSETS
Cash and due from banks	$7,179	$5,795
Interest-bearing deposits at other financial institutions	40,708	81,313

Total cash and cash equivalents	47,887	87,108
Securities available for sale, at fair value (amortized cost of $270,392 and $269,378)	247,664	249,898
Derivative assets	736	184
Loans held for sale, at fair value	33,026	22,576
Loans held for investment	687,474	665,684
Less: allowance for credit losses	(6,040)	(6,203)

Loans held for investment, net	681,434	659,481
Federal Home Loan Bank stock, at cost	4,167	4,106
Bank owned life insurance	14,725	14,640
Accrued interest receivable	5,686	5,506
Premises and equipment, net	51,989	51,455
Other real estate owned	2,712	815
Goodwill	5,786	5,786
Mortgage servicing rights	2,207	2,231
Prepaid expenses	3,113	2,518
Other assets	19,234	18,628

Total assets	$1,120,366	$1,124,932

LIABILITIES AND EQUITY
Deposits:
Non-interest bearing	$139,948	$142,032
Interest bearing	632,726	627,256

Total deposits	772,674	769,288
Advances by borrowers for taxes and insurance	8,224	11,774
Other borrowings	169,500	172,200
Accrued interest payable	1,614	524
Other liabilities	14,990	14,409

Total liabilities	967,002	968,195

Equity:
Retained earnings	171,319	172,126
Accumulated other comprehensive income (loss)	(17,955)	(15,389)

Total equity	153,364	156,737

Total liabilities and equity	$1,120,366	$1,124,932

Source: Fidelity Bank Financial Statements

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Figure – Capital Ratios

The Bank’s actual capital amounts and ratios as of March 31, 2024 and December 31, 2023 are presented in the table.

	Actual		Minimum		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
		(dollars in thousands)
March 31, 2024
Tier 1 leverage capital:	$165,533	14.69%	$45,088	4.00%	$56,360	5.00%
Common Equity Tier 1 risk-based capital:	$165,533	20.60%	$36,155	4.50%	$52,223	6.50%
Tier 1 risk-based capital:	$165,533	20.60%	$48,206	6.00%	$64,275	8.00%
Total risk-based capital:	$171,573	21.35%	$64,275	8.00%	$80,344	10.00%
December 31, 2023
Tier 1 leverage capital:	$166,340	14.80%	$45,180	4.00%	$56,476	5.00%
Common Equity Tier 1 risk-based capital:	$166,340	22.67%	$33,013	4.50%	$47,685	6.50%
Tier 1 risk-based capital:	$166,340	22.67%	$44,017	6.00%	$58,690	8.00%
Total risk-based capital:	$172,543	23.52%	$58,690	8.00%	$73,362	10.00%

Source: Fidelity Bank Financial Statements

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LOAN PORTFOLIO

The Bank offers mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by loans in Southeast Louisiana.

As of March 31, 2024, the Bank had both loans held for investment and loans held for sale at fair value given the Bank’s mortgage operations. Of loans held for investment, $272.1 million of loans secured by one- to four-family residential real estate, representing 40.0% of total loans held for investment, net. As of March 31, 2024, the Bank had $286.2 million in commercial loans, representing 42.0% of total loans. As of March 31, 2024, the Bank had $130.3 million in consumer loans, representing 19.1% of total loans receivable. Total loans held for investment, net, increased by $22.0 million, or 3.3%, to $681.4 million as of March 31, 2024, from $659.5 million on December 31, 2023.

Additionally, in Q1 2024, the Bank grew fixed rate residential mortgages by $3.2 million or 3.4% compared to the prior quarter. The Bank also grew commercial real estate loans by $17.5 million or 8.5% from the prior quarter.

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Figure – Loan Composition

The components of loans were as follows at March 31, 2024 and December 31, 2023:

	March 31, 2024	December 31, 2023
	(dollars in thousands)
Residential mortgage loans (1-4 family):
Fixed	$97,443	$94,267
Variable	153,589	154,630
Construction	21,041	15,764

Total residential mortgage loans	272,073	264,661

Commercial loans
Real estate	223,816	206,267
SBA Paycheck Protection Program	531	566
Other	61,876	69,053

Total commercial loans	286,223	275,886

Consumer loans:
Home equity	101,735	98,331
Other consumer	28,528	27,740

Total consumer loans	130,263	126,071

Total loans held for investment	688,559	666,618
Less:
Undisbursed portion of mortgage loans	(116)	(118)
Net deferred loan costs (fees)	(969)	(816)
Allowance for credit losses	(6,040)	(6,203)

Total loans held for investment, net	$681,434	$659,481

Source: Fidelity Bank Financial Statements

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INVESTMENTS

The Bank’s investment portfolio is held 100% as available for sale securities. The Bank’s investment portfolio generally consists of US government sponsored agencies, mortgage-backed securities, and corporate bonds.

Investment securities decreased $2.2 million, or 0.9%, to $247.7 million on March 31, 2024, from $249.9 million on December 31, 2023. Over Q1 2024, the Bank experienced a net increase in the gross unrealized losses of the investment portfolio, which was $19.7 million on December 31, 2023, increasing to $22.8 million on March 31, 2024. The unrealized losses noted are interest rate related. The Bank has not identified any issues related to the ultimate repayment of principal as a result of credit concerns on these securities. The Bank does not consider these securities to be other-than-temporarily impaired on March 31, 2024. For the months ended March 31, 2024, and December 31, 2023, there were no holdings of securities of any one issuer, other than the U.S. government and its agencies, in an amount greater than 10% of Bank equity. As of March 31, 2024, the Bank pledged approximately $158 million of securities, down from $170 million at the end of 2023.

Securities sales were $5.4 million during the quarter ended March 31, 2024, and $17.3 million during the year ended December 31, 2023. These were largely offset by calls, maturities, as well as repayments of $4.7 million for the quarter ended March 31, 2024.

Figure – Investment Composition

	March 31, 2024
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Available for sale:
U.S. government sponsored agencies	$143,803	$27	$12,186	$131,644
Mortgage-backed securities: residential	89,172	55	8,740	80,487
Corporate bonds	37,362	—	1,883	35,479
Small Business Administration]	55	—	1	54

Total available for sale	$270,392	$82	$22,810	$247,664

	December 31, 2023
Available for sale:
U.S. government sponsored agencies	$146,112	$175	$10,760	$135,527
Mortgage-backed securities: residential	85,902	52	7,159	78,795
Corporate bonds	37,298	—	1,787	35,511
Small Business Administration	66	—	1	65

Total available for sale	$269,378	$227	$19,707	$249,898

Source: Fidelity Bank Financial Statements

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ASSET QUALITY

Over the past year the Bank has seen a decline in loan loss reserves to gross loans, declining to 0.84% as of March 31, 2024, from 0.90% as of December 31, 2023. The Bank has strong coverage to both non-performing loans and non-accrual loans as measured by the allowance for loan losses. The Bank has had charge-offs decline over the Q1 2024, to 0.07%.

As of March 31, 2024 the Bank has $9.0 million of non-accruing loans a rise from the $7.7 million reported as of December 31, 2023.

Figure – Non-Performing Asset Composition

The following tables present a summary by loan class of past due and non-accrual loans as of March 31, 2024 and December 31, 2023 (dollars in thousands):

	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days Past Due	Total Past Due	Current	Total Loans	Past Due> 90 Days and Accruing	Loans on Non-Accrual
March 31, 2024
1-4 family residential	$3,638	$1,118	$4,046	$8,802	$242,232	$251,034	$—	$6,754
Construction	—	—	—	—	21,041	21,041	—	—
Commercial real estate	—	—	—	—	223,816	223,816	—	416
SBA Paycheck Protection Program	—	—	—	—	531	531		—
Other commercial	2,337	549	406	3,292	58,583	61,875	—	1,026
Home equity	1,061	343	358	1,762	99,972	101,734	—	736
Other consumer	419	52	—	471	28,057	28,528	—	73

Total	$7,455	$2,062	$4,810	$14,327	$674,232	$688,559	$—	$9,005

	CECL
	March 31, 2024
	Nonaccrual Loans with No Allowance	Nonaccrual Loans with an Allowance	Total Nonaccrual Loans
1-4 family residential	$2,032	$4,606	$6,638
Construction	—	—	—
Commercial real estate	—	—	—
SBA Paycheck Protection Program	—	—	—
Other commercial	443	698	1,141
Home equity	1,119	24	1,143
Other consumer	3	80	83

Total	$3,597	$5,408	$9,005

	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days Past Due	Total Past Due	Current	Total Loans	Past Due> 90 Days and Accruing	Loans on Non-Accrual
December 31, 2023
1-4 family residential	$1,820	$1,126	$2,858	5,804	$243,095	$24,899	$—	$5,334
Construction	—	—	—	—	15,764	15,764	—	—
Commercial real estate	—	—	—	—	206,267	206,267	—	426
SBA Paycheck Protection Program	41	—	—	41	525	566		—
Other commercial	648	79	1,007	1,734	67,319	69,053	—	1,314
Home equity	1,135	593	396	2,124	96,207	98,331	—	561
Other consumer	273	171	5	449	27,289	27,738	—	30

Total	$3,917	$1,969	$4,266	$10,152	$656,466	$666,618	$—	$7,665

	CECL
	December 31, 2023
	Nonaccrual Loans with No Allowance	Nonaccrual Loans with an Allowance	Total Nonaccrual Loans
1-4 family residential	$2,226	$3,108	$5,334
Construction	—	—	—
Commercial real estate	426	—	426
SBA Paycheck Protection Program	—	—	—
Other commercial	422	892	1,314
Home equity	561	—	561
Other consumer	9	21	30

Total	$3,644	$4,021	$7,665

Source: Fidelity Bank Financial Statements

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FUNDING COMPOSITION

Deposits increased by $3.4 million, or 0.44%, to $772.7 million at March 31, 2024 from $769.3.5 million at December 31, 2023. Non-maturity deposits (Negotiable Order of Withdrawal (NOW), Savings and Money Market accounts) decreased by $1.5 million or 0.3% from December 31, 2023, to March 31, 2024. Maturity deposits (CDs, Wholesale and Brokered Deposits) grew by $4.9 million or 1.8% from December 31, 2023, to March 31, 2024. Wholesale and brokered deposits have decreased by $5.9 million from December 31, 2023, to March 31, 2024.

The weighted average interest rate on depositor accounts as of March 31, 2024 and December 31, 2023 was 1.30% and 1.23%, respectively. Included in deposits are certificates of deposit in amounts greater than $250,000 totaling $32 million of account balance and approximately $1.3 million in annual interest expenses for March 31, 2024 and $23 million of account balance and approximately $891 thousand in annual interest expense for December 31, 2023.

The Bank’s CDs are generally short to intermediate terms with 67.7% scheduled to mature in 2024.

Figure – Deposit Composition and Time Deposit Maturity Schedule

	March 31, 2024	December 31, 2023	$ Variance	Variance
NOW	262,115	268,379	(6,264)	-2.3%
Savings	126,710	127,213	(503)	-0.4%
Money Market	114,053	108,778	5,275	4.8%

Non-maturity	502,878	504,370	(1,492)	-0.3%
CDs	185,157	174,362	10,795	6.2%
Wholesale and Brokered Deposits	84,639	90,556	(5,917)	-6.5%

Total Time Deposits	269,796	264,918	4,878	1.8%
Total Deposits	772,674	769,288	3,386	0.4%

Source: Fidelity Bank Financial Statements

On March 31, 2024, the Bank had $49.5 million of outstanding borrowings from the Federal Home Loan Bank, decreasing $2.7 million or 5.2% from December 31, 2023. On March 31, 2024, the Bank had the capacity to borrow $328 million from the Federal Home Loan Bank as part of a blanket-floating lien on first mortgage loans and cash and investments held with the FHLB.

As of March 31, 2024, the Bank had $120 million borrowed from the Federal Reserve’s Bank Term Funding Program. The borrowing carries a fixed rate of 4.76%, matures January 16, 2025, and is prepayable at any time. Collateral for borrowings is the par value of investment securities.

Conversion Valuation Appraisal Report	Page 15

ASSET LIABILITY MANAGEMENT

The following chart provides the Bank’s estimated net portfolio value at various interest rate shock scenarios as measured by Economic Value of Equity (EVE) and Net Interest Income (NII). The Bank’s starting flat rate EVE ratio of 20.15% is strong. The Bank is liability sensitive as the Bank’s EVE ratio declines in rising rate scenarios and increases as rates decline. The Bank’s NII results display decline in NII as rates rise and minimal impact to declining rates.

Figure – EVE Results as of march 31, 2024

At March 31, 2024
		Estimated Increase (Decrease) In EVE		EVE as a Percentage of Present Value of Assets (3)
Change in Interest Rates (basis points) (1)	Estimated EVE (2)	Amount	Percent	EVE Ratio (4)	Increase (Decrease) (basis points)
	(Dollars in thousands)
400	$152,780	$(67,056)	(30.5)%	13.43%	(590)
300	173,215	(46,621)	(21.2)%	15.23%	(410)
200	191,023	(28,813)	(13.1)%	16.79%	(254)
100	207,671	(12,165)	(5.5)%	18.26%	(107)
—	219,836	—	—%	19.33%	—
(100)	229,965	10,29	4.6%	20.22%	89
(200)	236,221	16,385	7.5%	20.77%	144

(1)	Assumes an immediate uniform change in interest rates at all maturities.
(2)	EVE is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	EVE Ratio represents EVE divided by the present value of assets.

Source: Offering Prospectus

Figure – NII Results as of March 31, 2024

At March 31, 2024
Change in Interest Rates (basis points) (l)	NII Year 1 Forecast	Year 1 Change from Level
	(Dollars in thousands)
+400	$33,340	(20.24)%
+300	36,199	(13.40)%
+200	38,602	(7.65)%
+100	40,475	(3.17)%
Level	41,800	—%
(100)	42,335	1.28%
(200)	42,414	1.47%

(1)	Assumes an immediate uniform change in interest rates at all maturities.

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page 16

CAPITAL

Total equity decreased $3.4 million, or 2.2%, to $153.4 million at March 31, 2024 from $156.7 million at December 31, 2023. The decrease resulted from net income of ($807) thousands and an increase in Accumulated Other Comprehensive Income during the first quarter of 2024.

INCOME AND EXPENSE TRENDS

The Bank’s 3-month net income has trended downwards between the quarters ended March 31, 2024, and December 31, 2023. The decrease is predominately attributable to lower levels of net interest income. During this time frame net interest income decreased from $11.2 million for the 3-months ended March 31, 2023, to $10.6 million for the 3-months ended March 31, 2024.

Figure– Income Statement Trends

Conversion Valuation Appraisal Report	Page 17

FIDELITY BANK

STATEMENTS OF OPERATIONS (UNAUDITED)

	For the three months ended March 31,
	2024	2023
	(dollars in thousands)
Interest income
Interest and fees on loans	$12,341	$9,309
Interest and dividends on investment securities	2,299	2,312
Interest on deposits in other banks	605	314

Total interest and dividend income	15,245	11,935

Interest expense
Deposits	2,493	555
Borrowed funds	1,872	189

Total interest expense	4,365	744

Net interest income	10,880	11,191
Provision for credit losses	245	(376)

Net interest income after provision for credit losses	10,635	11,567

Non-interest income
Service charges and fee income from deposit accounts	733	737
Gain on sale of mortgage loans	3,308	3,349
Gain (loss) on sales and disposal of assets	—	8
Gain on sale of available for sale securities	89	203
Gain on sale of mortgage servicing rights	—	—
Other non-interest income	583	1,076

Total non-interest income	4,713	5,373

Non-interest expenses
Salaries and employee benefits	10,083	10,142
Occupancy and equipment	2,029	2,007
Directors’ fees	161	198
Data processing	1,371	1,100
Advertising and marketing	537	372
Mortgage servicing rights amortization	159	527
Hedging activity, net	(93)	326
Other general and administrative	2,138	2,048

Total non-interest expenses	16,385	16,720

Net income (loss) before income taxes	(1,037)	220
Income taxes	(230)	(9)

Net income (loss)	$(807)	$229

Source: Fidelity Bank Financials

Conversion Valuation Appraisal Report	Page 18

LEGAL PROCEEDINGS

As of March 31, 2024, the Bank was not party to any material pending legal proceedings that management believes would have a material adverse effect on the Bank’s financial condition, results of operations or cash flows.

SUBSIDIARIES

The Bank does not have any subsidiaries.

Upon completion of the conversion and stock offering, Fidelity Bank will become the sole and wholly-owned subsidiary of FB Bancorp. Fidelity Bank has no subsidiaries.

Conversion Valuation Appraisal Report	Page 19

2. Market Area Analysis

The following tables provide deposit and demographic data for the counties in which the Bank has branches.

Figure – Deposit Market Share

Market Share Data*				2023			2022
Institution (ST)	Type	2023 Rank	2022 Rank	Number of Branches	Total Deposits In Market ($000)	Total Market Share (%)	Total Deposits In Market ($000)	Total Market Share (%)
Jefferson, LA (Parish)
Hancock Whitney Corp. (MS)	Bank	1	1	13	3,169,531	21.53	3,477,264	22.05
JPMorgan Chase & Co. (NY)	Bank	2	2	11	2,538,199	17.24	2,708,340	17.17
Capital One Financial Corp. (VA)	Bank	3	3	9	2,080,699	14.13	2,707,962	17.17
Regions Financial Corp. (AL)	Bank	4	4	10	1,806,921	12.27	1,440,123	9.13
CB&T Holding Corp. (LA)	Bank HC	5	6	1	1,063,185	7.22	884,816	5.61
Gulf Coast B&TC (LA)	Comm’l Bank	6	5	7	979,253	6.65	1,019,660	6.47
First Horizon Corp. (TN)	Bank	7	7	8	666,465	4.53	832,674	5.28
MBT Bancshares Inc. (LA)	Bank	8	8	7	456,190	3.10	523,393	3.32
Fidelity Bank (LA)	Savings Bank	9	9	6	349,343	2.37	413,348	2.62
Home Bancorp Inc. (LA)	Bank	10	10	4	296,634	2.01	386,453	2.45
Total For Institutions In Market				103	14,724,596		15,771,338
Orleans, LA (Parish)
Capital One Financial Corp. (VA)	Bank	1	1	7	9,628,551	46.19	9,453,258	42.96
JPMorgan Chase & Co. (NY)	Bank	2	3	11	3,904,594	18.73	3,955,127	17.97
Hancock Whitney Corp. (MS)	Bank	3	2	11	3,500,311	16.79	4,161,691	18.91
First Horizon Corp. (TN)	Bank	4	4	8	1,188,758	5.70	1,449,105	6.59
Gulf Coast B&TC (LA)	Comm’l Bank	5	5	5	608,245	2.92	710,041	3.23
Liberty Finl Services Inc. (LA)	Bank HC	6	7	6	590,662	2.83	536,340	2.44
Regions Financial Corp. (AL)	Bank	7	6	6	511,207	2.45	590,318	2.68
Fidelity Bank (LA)	Savings Bank	8	9	7	293,207	1.41	275,969	1.25
BancPlus Corp. (MS)	Bank	9	8	3	165,755	0.80	449,451	2.04
Fifth District SB (LA)	Thrift	10	10	2	143,840	0.69	138,232	0.63
Total For Institutions In Market				78	20,843,600		22,004,118
Saint Tammany, LA (Parish)
Hancock Whitney Corp. (MS)	Bank	1	1	9	1,671,180	22.06	1,521,339	18.86
JPMorgan Chase & Co. (NY)	Bank	2	2	6	1,366,621	18.04	1,497,824	18.57
Capital One Financial Corp. (VA)	Bank	3	3	4	963,269	12.71	1,223,713	15.17
Regions Financial Corp. (AL)	Bank	4	4	4	696,885	9.20	1,012,598	12.55
Resource Bankshares Inc. (LA)	Bank HC	5	5	6	630,533	8.32	680,406	8.44
Gulf Coast B&TC (LA)	Comm’l Bank	6	6	4	470,401	6.21	464,635	5.76
BancPlus Corp. (MS)	Bank	7	9	2	295,259	3.90	183,795	2.28
Home Bancorp Inc. (LA)	Bank	8	7	6	229,683	3.03	253,170	3.14
First Horizon Corp. (TN)	Bank	9	8	3	208,372	2.75	235,052	2.91
Bus. First Bancshares Inc. (LA)	Bank	10	11	1	169,535	2.24	136,204	1.69
Fidelity Bank (LA)	Savings Bank	14	13	3	119,869	1.58	130,742	1.62
Total For Institutions In Market				76	7,576,199		8,065,993
Tangipahoa, LA (Parish)
First Guaranty Bancshares Inc. (LA)	Bank	1	1	7	1,144,754	41.23	1,057,640	36.99
Hancock Whitney Corp. (MS)	Bank	2	2	5	499,199	17.98	514,005	17.97
The First Bancshares (MS)	Bank	3	3	4	242,431	8.73	313,786	10.97
Regions Financial Corp. (AL)	Bank	4	4	4	230,561	8.30	251,949	8.81
BancPlus Corp. (MS)	Bank	5	6	2	183,051	6.59	186,093	6.51
Capital One Financial Corp. (VA)	Bank	6	5	2	159,893	5.76	187,537	6.56
JPMorgan Chase & Co. (NY)	Bank	7	7	1	136,310	4.91	153,289	5.36
Investar Holding Corp. (LA)	Bank	8	8	1	52,420	1.89	52,225	1.83
Gulf Coast B&TC (LA)	Comm’l Bank	9	9	1	38,930	1.40	44,571	1.56
Fidelity Bank (LA)	Savings Bank	10	11	1	29,482	1.06	31,347	1.10
Total For Institutions In Market				32	2,776,480		2,859,592
East Baton Rouge, LA (Parish)
JPMorgan Chase & Co. (NY)	Bank	1	1	18	8,594,189	42.50	9,421,851	43.28
Capital One Financial Corp. (VA)	Bank	2	2	7	3,147,592	15.57	3,677,854	16.89
Hancock Whitney Corp. (MS)	Bank	3	3	15	2,186,250	10.81	2,506,855	11.52
First Horizon Corp. (TN)	Bank	4	5	6	1,348,731	6.67	1,355,207	6.23
Regions Financial Corp. (AL)	Bank	5	4	14	1,196,213	5.92	1,435,918	6.60
Bus. First Bancshares Inc. (LA)	Bank	6	6	4	1,120,588	5.54	762,939	3.50
Investar Holding Corp. (LA)	Bank	7	7	4	647,416	3.20	547,797	2.52
Red River Bancshares Inc. (LA)	Bank	8	8	5	461,377	2.28	544,535	2.50
Zachary Bancshares Inc. (LA)	Bank HC	9	9	3	327,390	1.62	348,019	1.60
Cadence Bank (MS)	Bank	10	11	3	178,622	0.88	179,690	0.83
Fidelity Bank (LA)	Savings Bank	25	25	2	18,605	0.09	19,753	0.09
Total For Institutions In Market				116	20,219,775		21,770,267

*	The market share data displayed is for Fidelity Bank

Source: S&P Global

Conversion Valuation Appraisal Report	Page 20

Figure – County Demographics

County	Market Rank	Number of Branches	Deposits In Market ($000)	Deposit Market Share (%)	Percent of State Franchise (%)	Percent of National Franchise (%)	2024 Total Population (Actual)	2020-2024 Population Change (%)	2024-2029 Projected Population Change (%)	2024 Median Household Income ($)	2024-2029 Projected HH Income Change (%)
Louisiana (LA)
Jefferson	9	6	349,343	2.37	43.10	43.10	422,554	(4.14)	(2.42)	61,009	5.93
Orleans	8	7	293,207	1.41	36.18	36.18	369,720	(3.72)	(1.27)	49,711	10.85
Saint Tammany	14	3	119,869	1.58	14.79	14.79	278,168	5.14	5.05	72,244	4.18
Tangipahoa	10	1	29,482	1.06	3.64	3.64	139,121	4.48	4.49	56,496	7.29
East Baton Rouge	25	2	18,605	0.09	2.30	2.30	450,549	(1.36)	(0.07)	57,044	2.54
LA Totals		19	810,506		100.00	100.00	1,660,112
Weighted								(2.24)	(0.59)	58,328	7.42
Average:
Louisiana
Aggregate: Entire State of Louisiana							4,584,043	(1.58)	(0.32)	58,060	8.03
Aggregate: National							336,157,119	1.42	2.40	75,874	10.12

Source: S&P Global

3. Comparisons with Publicly Traded Thrifts

INTRODUCTION

This section presents an analysis of the Bank’s operations against a selected group (“Comparable Group”) of publicly traded, fully converted thrifts. The Comparable Group was selected based upon similarity of characteristics to the Bank. The Comparable Group multiples provide the basis for the valuation of the Bank.

Factors that influence the Bank’s value such as balance sheet structure and size, profitability, income and expense trends, capital levels, credit risk, and recent operating results can be measured against the Comparable Group. The Comparable Group’s current market pricing, coupled with the appropriate aggregate adjustment for differences between the Bank and the Comparable Group, will then be utilized as the basis for the pro forma valuation of the Bank’s to-be-issued common stock.

SELECTION CRITERIA

The goal of the selection criteria process is to find those institutions with characteristics that most closely match those of the Bank. In an ideal world, all of the Comparable Group would contain the exact characteristics of the Bank. However, none of the Comparables selected will be exact clones of the Bank.

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly traded savings institutions whose common stock is either listed on the NYSE or NASDAQ, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely held institutions. Institutions that are not listed on the NYSE or NASDAQ are inappropriate, since the trading activity for thinly traded or closely held stocks are typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or merger of equals.

Conversion Valuation Appraisal Report	Page 21

Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally- or regionally based institutions with comparable resources, strategies and financial characteristics. There are approximately 44 publicly traded savings institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since the Company will be a full public company upon completion of the offering, we considered only full public companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly traded thrifts, we selected institutions with characteristics similar to those of the Bank. In the selection process, we applied the following “screen” to the universe of all public companies that were eligible for consideration:

Next in the screening process, FinPro selected all fully converted thrifts located in the Southwest, Southeast, Mid-West and Mid-Atlantic Regions. This resulted in 30 organizations.

FinPro excluded institutions that have recently converted, as the earnings of newly converted institutions do not reflect a full historical benefit from the reinvestment of proceeds, and thus the price/earnings multiples and return on equity measures for these institutions tend to be skewed upward and downward, respectively. As such, two institutions were excluded that converted after January 1, 2022.

Of the remaining 28, FinPro then eliminated 16 of the institutions with assets in less than $500 million or assets excess of $3.0 billion as these entities do not have comparable financial and managerial resources and branch networks.

FinPro eliminated one minority focused institution.

This results in a total of 11 for the Comparable Group. FinPro reviewed the recent performance and news releases of these companies and determined that all were acceptable for the Comparable Group.

Figure – Comparable Group

Corporate

Company Name	Ticker	Exchange	Date Established	IPO Date	Number of Offices	City	State
1895 Bancorp of Wisconsin, Inc. (NASDAQCM:BCOW)	BCOW	NASDAQCM	1/1/1892	1/8/2019	6	Greenfield	WI
Affinity Bancshares, Inc. (NASDAQCM:AFBI)	AFBI	NASDAQCM	1/1/1928	4/27/2017	3	Covington	GA
Blue Foundry Bancorp (NASDAQGS:BLFY)	BLFY	NASDAQGS	1/0/1900	7/15/2021	21	Rutherford	NJ
ESSA Bancorp, Inc. (NASDAQGS:ESSA)	ESSA	NASDAQGS	1/1/1916	4/3/2007	22	Stroudsburg	PA
Finward Bancorp (NASDAQCM:FNWD)	FNWD	NASDAQCM	1/0/1900	1/0/1900	26	Munster	IN
Home Federal Bancorp, Inc. of Louisiana (NASDAQCM:HFBL)	HFBL	NASDAQCM	3/10/1924	1/18/2005	11	Shreveport	LA
IF Bancorp, Inc. (NASDAQCM:IROQ)	IROQ	NASDAQCM	1/0/1900	7/7/2011	8	Watseka	IL
Northeast Community Bancorp, Inc. (NASDAQCM:NECB)	NECB	NASDAQCM	1/0/1900	7/5/2006	12	White Plains	NY
Ponce Financial Group, Inc. (NASDAQGM:PDLB)	PDLB	NASDAQGM	1/1/1960	9/29/2017	15	Bronx	NY
Sterling Bancorp, Inc. (Southfield, MI) (NASDAQCM:SBT)	SBT	NASDAQCM	1/0/1900	11/16/2017	27	Southfield	MI
William Penn Bancorporation (NASDAQCM:WMPN)	WMPN	NASDAQCM	1/0/1900	4/15/2008	13	Bristol	PA
25% Percentile:					10
Median:					13
75% Percentile:					22

Source: S&P Global

Conversion Valuation Appraisal Report	Page 22

List below provides a list of the institutions that were eliminated and included by the Comparable screens.

Figure – List of all Publicly-traded Savings Institutions

Entity Name	Industry Classification	Exchange	Merger Target	US Region	IPO Date	Total Assets Most Recent Reported	Reason Eliminated
1895 Bancorp of Wisconsin, Inc. (NASDAQCM:BCOW)	Savings Institutions	NASDAQCM	No	MW	1/8/2019	564,249	In Comparable Group
Affinity Bancshares, Inc. (NASDAQCM:AFBI)	Savings Institutions	NASDAQCM	No	SE	4/27/2017	869,547	In Comparable Group
Axos Financial, Inc. (NYSE:AX)	Savings Institutions	NYSE	No	WE	3/14/2005	22,642,133	Out of Region
Blue Foundry Bancorp (NASDAQGS:BLFY)	Savings Institutions	NASDAQGS	No	MA	7/15/2021	2,027,787	In Comparable Group
Broadway Financial Corporation (NASDAQCM:BYFC)	Savings Institutions	NASDAQCM	No	WE	1/8/1996	1,370,464	Out of Region
BV Financial, Inc. (NASDAQCM:BVFL)	Savings Institutions	NASDAQCM	No	MA	1/12/2005	892,545	Recent Conversion
Capitol Federal Financial, Inc. (NASDAQGS:CFFN)	Savings Institutions	NASDAQGS	No	MW	3/31/1999	9,721,286	Outside Asset Range
Carver Bancorp, Inc. (NASDAQCM:CARV)	Savings Institutions	NASDAQCM	No	MA	10/24/1994	775,307	Minority Focused Institution
Catalyst Bancorp, Inc. (NASDAQCM:CLST)	Savings Institutions	NASDAQCM	No	SW	10/12/2021	282,049	Outside Asset Range
Central Plains Bancshares, Inc. (NASDAQCM:CPBI)	Savings Institutions	NASDAQCM	No	MW	10/19/2023	454,308	Outside Asset Range
Cullman Bancorp, Inc. (NASDAQCM:CULL)	Savings Institutions	NASDAQCM	No	SE	10/8/2009	420,730	Outside Asset Range
ECB Bancorp, Inc. (NASDAQCM:ECBK)	Savings Institutions	NASDAQCM	No	NE	7/27/2022	1,303,414	Out of Region
ESSA Bancorp, Inc. (NASDAQGS:ESSA)	Savings Institutions	NASDAQGS	No	MA	4/3/2007	2,191,102	In Comparable Group
Finward Bancorp (NASDAQCM:FNWD)	Savings Institutions	NASDAQCM	No	MW		2,071,782	In Comparable Group
First Northwest Bancorp (NASDAQGM:FNWB)	Savings Institutions	NASDAQGM	No	WE	1/29/2015	2,240,020	Out of Region
First Seacoast Bancorp, Inc. (NASDAQCM:FSEA)	Savings Institutions	NASDAQCM	No	NE	7/16/2019	576,471	Out of Region
FS Bancorp, Inc. (NASDAQCM:FSBW)	Savings Institutions	NASDAQCM	No	WE	7/9/2012	2,969,705	Out of Region
Generations Bancorp NY, Inc. (NASDAQCM:GBNY)	Savings Institutions	NASDAQCM	No	MA	7/10/2006	410,831	Outside Asset Range
Hingham Institution for Savings (NASDAQGM:HIFS)	Savings Institutions	NASDAQGM	No	NE	12/13/1988	4,529,351	Out of Region
Home Federal Bancorp, Inc. of Louisiana (NASDAQCM:HFBL)	Savings Institutions	NASDAQCM	No	SW	1/18/2005	643,026	In Comparable Group
IF Bancorp, Inc. (NASDAQCM:IROQ)	Savings Institutions	NASDAQCM	No	MW	7/7/2011	904,989	In Comparable Group
Kearny Financial Corp. (NASDAQGS:KRNY)	Savings Institutions	NASDAQGS	No	MA	2/23/2005	7,841,972	Outside Asset Range
New York Community Bancorp, Inc. (NYSE:NYCB)	Savings Institutions	NYSE	No	MA	11/23/1993	112,900,000	Outside Asset Range
Northeast Community Bancorp, Inc. (NASDAQCM:NECB)	Savings Institutions	NASDAQCM	No	MA	7/5/2006	1,866,908	In Comparable Group
Northfield Bancorp, Inc. (Staten Island, NY) (NASDAQGS:NFBK)	Savings Institutions	NASDAQGS	No	MA	11/7/2007	5,851,605	Outside Asset Range
Northwest Bancshares, Inc. (NASDAQGS:NWBI)	Savings Institutions	NASDAQGS	No	MW	11/4/1994	14,510,263	Outside Asset Range
NSTS Bancorp, Inc. (NASDAQCM:NSTS)	Savings Institutions	NASDAQCM	No	MW	1/18/2022	265,564	Recent Conversion
OP Bancorp (NASDAQGM:OPBK)	Savings Institutions	NASDAQGM	No	WE	3/27/2018	2,234,520	Out of Region
PB Bankshares, Inc. (NASDAQCM:PBBK)	Savings Institutions	NASDAQCM	No	MA	7/14/2021	450,434	Outside Asset Range
Ponce Financial Group, Inc. (NASDAQGM:PDLB)	Savings Institutions	NASDAQGM	No	MA	9/29/2017	2,818,702	In Comparable Group
Provident Bancorp, Inc. (NASDAQCM:PVBC)	Savings Institutions	NASDAQCM	No	NE	7/15/2015	1,658,758	Out of Region
Provident Financial Holdings, Inc. (NASDAQGS:PROV)	Savings Institutions	NASDAQGS	No	WE	6/27/1996	1,290,047	Out of Region
Provident Financial Services, Inc. (NYSE:PFS)	Savings Institutions	NYSE	No	MA	1/15/2003	14,130,918	Outside Asset Range
Riverview Bancorp, Inc. (NASDAQGS:RVSB)	Savings Institutions	NASDAQGS	No	WE	10/26/1993	1,521,529	Out of Region
Southern Missouri Bancorp, Inc. (NASDAQGM:SMBC)	Savings Institutions	NASDAQGM	No	MW	4/13/1994	4,646,992	Outside Asset Range
Sterling Bancorp, Inc. (Southfield, MI) (NASDAQCM:SBT)	Savings Institutions	NASDAQCM	No	MW	11/16/2017	2,414,555	In Comparable Group
TC Bancshares, Inc. (NASDAQCM:TCBC)	Savings Institutions	NASDAQCM	No	SE	7/20/2021	474,676	Outside Asset Range
Third Coast Bancshares, Inc. (NASDAQGS:TCBX)	Savings Institutions	NASDAQGS	No	SW	11/8/2021	4,660,403	Outside Asset Range
Timberland Bancorp, Inc. (NASDAQGM:TSBK)	Savings Institutions	NASDAQGM	No	WE	1/12/1998	1,907,234	Out of Region
TrustCo Bank Corp NY (NASDAQGS:TRST)	Savings Institutions	NASDAQGS	No	MA		6,179,570	Outside Asset Range
WaFd, Inc (NASDAQGS:WAFD)	Savings Institutions	NASDAQGS	No	WE	11/17/1982	30,140,288	Out of Region
Western New England Bancorp, Inc. (NASDAQGS:WNEB)	Savings Institutions	NASDAQGS	No	NE	12/27/2001	2,557,236	Out of Region
William Penn Bancorporation (NASDAQCM:WMPN)	Savings Institutions	NASDAQCM	No	MA	4/15/2008	833,189	In Comparable Group
WSFS Financial Corporation (NASDAQGS:WSFS)	Savings Institutions	NASDAQGS	No	MA	11/26/1986	20,579,248	Outside Asset Range

Source: S&P Global

Conversion Valuation Appraisal Report	Page 23

OVERVIEW OF THE COMPARABLES

The members of the Comparable Group were reviewed against the Bank to ensure comparability based upon the following criteria:

1.	Asset size

2.	Profitability

3.	Capital Level

4.	Balance Sheet Mix

5.	Operating Strategy

6.	Date of conversion

1.

Asset Size: The Comparable Group should have a similar asset size to the Bank. The Comparable Group ranged in size from $564 million to $2.8 billion in total assets with a median of $1.9 billion. The Bank’s asset size was $1.1 billion as of March 31, 2024. On a pro forma basis, the Bank’s assets are projected to grow to approximately $1.3 billion at the midpoint of the estimated value range.

2.

Profitability: The Comparable Group had a median ROAA of 0.32% and a median ROAE of 2.76% for the last twelve months. The Comparable Group profitability measures had a dispersion about the mean for the ROAA measure ranging from a low of (1.23)% to a high of 2.75%, while the ROAE measure ranged from a low of (9.47)% to a high of 16.80%. The Bank had a ROAA of 0.01% and a ROAE of 0.05% for the twelve months ended March 31, 2024.

3.

Capital Level: The Comparable Group had a median equity to assets ratio of 13.55% with a high of 17.27% and a low of 7.32%. On March 31, 2024, the Bank had an equity to assets ratio of 13.69%. The increase in the Bank’s pro forma equity ratio will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage. At the same time, the Bank’s higher pro forma equity ratio will depress return on equity. Both the Bank’s pro forma equity and the Peer Group’s equity ratios reflected surpluses with respect to the regulatory capital requirements. On a pro forma basis, the Bank’s regulatory surpluses will be higher than the Peer Group figures after the conversion.

4.

Balance Sheet Mix: As of March 31, 2024, the Bank had a gross loans held for investment to asset ratio of 61.36%. The median loan to asset ratio for the Comparables was 72.80%, ranging from a low of 53.98% to a high of 88.63%. On the liability side, the Bank’s deposit to asset ratio was 75.34% at March 31, 2024 while the Comparable median was 75.34%, ranging from 56.26% to 90.02%. The Bank’s borrowing to asset ratio of 15.13% is above the Comparable median of 8.84%. The Bank’s Wholesale Funding ratio of 26.73% is above the Comparable median of 20.48%.

5.

Operating Strategy: An institution’s operating characteristics are important because they determine future performance. Operational strategy also affects expected rates of return and investors’ general perception of the quality, risk and attractiveness of a given company. Specific operating characteristics include profitability, balance sheet growth, asset quality, capitalization and non-financial factors such as management strategies and lines of business.

Conversion Valuation Appraisal Report	Page 24

6.

Date of Conversion Recent conversions or second steps, those completed on or after January 1, 2022, were excluded since the earnings of a newly converted institution do not reflect the reinvestment of conversion proceeds. Additionally, new issues tend to trade at a discount to the market averages.

Based on the above analysis, FinPro concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of the Bank. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

Conversion Valuation Appraisal Report	Page 25

4. Market Value Determination

MARKET VALUE ADJUSTMENTS

The estimated pro forma market value of the Bank, along with certain adjustments to its value relative to market values for the Comparable Group are delineated in this section. The adjustments are made from potential investors’ viewpoint and are adjustments necessary when comparing the Bank to the Comparable Group. The adjustment factors are subjectively weighed using the appraiser’s knowledge and expertise and an aggregate adjustment is determined. Potential investors include depositors holding subscription rights and unrelated parties who may purchase stock in the community offering and who are assumed to be aware of all relevant and necessary facts as they pertain to the value of the Bank relative to other publicly traded thrift institutions and relative to alternative investment opportunities.

There are numerous criteria on which the market value adjustments are based. The major criteria utilized for purposes of this report include:

Adjustments Relative to the Comparable Group:

•	Financial Condition

•	Balance Sheet Growth

•	Earnings Quality, Predictability and Growth

•	Market Area

•	Cash Dividends

•	Liquidity of the Issue

•	Recent Regulatory Matters

Adjustments for Other Factors:

•	Management

•	Subscription Interest

To ascertain the market value of the Bank, the median trading multiple values for the Comparable Group are utilized as the starting point. The adjustment, up or down, to the Comparable Group median multiple values is made based on the comparison of the Bank to the Comparable Group.

Conversion Valuation Appraisal Report	Page 26

FINANCIAL CONDITION

The balance sheet strength of an institution is an important market value determinant, as the investment community considers such factors as cash liquidity, capitalization, asset composition, funding mix, intangible levels and interest rate risk in assessing the attractiveness of investing in the common stock of a thrift. The following figures summarize the key financial elements of the Bank measured against the Comparable Group.

Figure – Key Balance Sheet Data

	Balance Sheet Composition & Liquidity
Company Name	Total Assets ($000s)	Total Intangibles (Net of MSRs)	Gross Loans HFI/ Total Assets (%)	Deposits/Assets (%)	Gross Loans HFI/Deposits (%)	Debt and Borrowings/ Assets (%)	Nonint. Bearing Deposits/ Total Deposits (%)	Cash/ Deposits (%)	Wholesale Funding Ratio (%)(1)
1895 Bancorp of Wisconsin, Inc. (NASDAQCM:BCOW)	564,249	—	70.38	70.76	99.46	14.18	18.31	5.76	17.05
Affinity Bancshares, Inc. (NASDAQCM:AFBI)	869,547	18,318	77.57	79.06	98.12	5.96	23.94	8.93	22.89
Blue Foundry Bancorp (NASDAQGS:BLFY)	2,027,787	473	76.64	63.67	120.37	18.18	NA	4.16	28.87
ESSA Bancorp, Inc. (NASDAQGS:ESSA)	2,191,102	13,801	78.67	66.01	119.18	21.81	18.42	5.48	31.41
Finward Bancorp (NASDAQCM:FNWD)	2,071,782	25,306	72.80	84.35	86.31	7.07	16.99	4.11	8.68
Home Federal Bancorp, Inc. of Louisiana (NASDAQCM:HFBL)	643,026	4,265	78.40	90.02	87.09	1.46	22.90	1.39	—
IF Bancorp, Inc. (NASDAQCM:IROQ)	904,989	—	71.88	75.34	95.42	15.41	6.34	2.47	20.48
Northeast Community Bancorp, Inc. (NASDAQCM:NECB)	1,866,908	—	88.63	80.99	109.43	2.79	19.09	7.11	29.64
Ponce Financial Group, Inc. (NASDAQGM:PDLB)	2,818,702	—	71.17	56.26	126.50	25.29	12.08	8.50	34.77
Sterling Bancorp, Inc. (Southfield, MI) (NASDAQCM:SBT)	2,414,555	—	53.98	83.07	64.97	2.63	1.63	32.47	2.42
William Penn Bancorporation (NASDAQCM:WMPN)	833,189	5,254	57.78	75.11	76.92	8.84	9.58	2.89	9.30
25% Percentile:	851,368	—	70.78	68.39	86.70	4.38	10.20	3.50	8.99
Median:	1,866,908	473	72.80	75.34	98.12	8.84	17.65	5.48	20.48
75% Percentile:	2,131,442	9,528	77.99	82.03	114.30	16.79	18.92	7.80	29.26
Fidelity Bank	1,120,366	5,786	61.36	68.97	88.97	15.13	41.11	6.20	26.73
Adjustment Factor:	-		-	-	-	-	+	=	-
Collective Adjustment:	Modest Downward

(1)	Borrowings (ex. Sub Debt/TruPs) + Brokered & Listing Service Deposits as a % of Total Deposits and Borrowings

Data is: LTM (Last 12 Months)

Source: S&P Global, Offering Circular and FinPro Computations

Asset Size – The Bank, at $1.1 billion, is smaller than the comparable group median. The Comparable Group median is larger than the assets of the Bank, with median assets of $1.9 billion. At the pro forma midpoint of the offering range, the Bank is expected to have assets of approximately $1.3 billion, generally in line to slightly below the peers.

Asset Composition – The Bank’s gross loans held for investment to assets ratio of 61.36% is below the Comparable Group median of 72.80%. The Bank has a higher level of cash and lower level of gross loans to assets compared to the Comparable Group.

Conversion Valuation Appraisal Report	Page 27

Funding Mix – The Bank’s deposits to asset ratio of 68.97% is below the Comparable Group median of 75.34%. Gross loans to deposit ratio of the Bank is below peers. The Bank utilizes a higher level of borrowings and debt compared to the Comparable Group. The Bank funds itself through deposits, the Bank has a deposit to assets ratio of 68.97% and a debt and borrowings to asset ratio of 15.13%. The Comparable Group has a deposit to assets ratio of 75.34% and a debt and borrowings to asset ratio of 8.84%. The Bank has a higher usage of wholesale, 26.73%, compared to the Comparable Group median of 20.48%. Lastly, the Bank has a significantly higher amount of non-interest-bearing deposits as a percentage of total deposits.

Interest Rate Risk – The Bank’s interest rate risk position is illustrated and discussed previously. The Bank’s profile appears to be within acceptable regulatory parameters. No similar data is available for the Comparable Group.

Figure – Capital Data

	Capitalization
Company Name	Equity/ Assets (%)	Tangible Equity/ Tangible Assets (%)	Tangible Common Equity/ Tangible Assets (%)	Tier 1 Leverage Ratio (%)	Tier 1 Risk Based Ratio (%)	Risk Based Capital Ratio (%)
1895 Bancorp of Wisconsin, Inc. (NASDAQCM:BCOW)	12.67	12.67	12.67	NA	NA	16.25
Affinity Bancshares, Inc. (NASDAQCM:AFBI)	14.18	12.33	12.33	NA	NA	13.65
Blue Foundry Bancorp (NASDAQGS:BLFY)	17.27	17.25	17.25	NA	NA	21.12
ESSA Bancorp, Inc. (NASDAQGS:ESSA)	10.20	9.63	9.63	9.53	12.83	12.82
Finward Bancorp (NASDAQCM:FNWD)	7.32	6.17	6.17	8.24	10.89	11.36
Home Federal Bancorp, Inc. of Louisiana (NASDAQCM:HFBL)	8.17	7.56	7.56	NA	NA	14.19
IF Bancorp, Inc. (NASDAQCM:IROQ)	8.00	8.00	8.00	NA	NA	NA
Northeast Community Bancorp, Inc. (NASDAQCM:NECB)	15.48	15.48	15.48	NA	NA	13.43
Ponce Financial Group, Inc. (NASDAQGM:PDLB)	17.51	17.51	9.53	NA	NA	23.30
Sterling Bancorp, Inc. (Southfield, MI) (NASDAQCM:SBT)	13.55	13.55	13.55	14.10	NA	NA
William Penn Bancorporation (NASDAQCM:WMPN)	15.09	14.56	14.56	NA	NA	NA
25% Percentile:	9.19	8.82	8.77	8.89	11.38	13.28
Median:	13.55	12.67	12.33	9.53	11.86	13.92
75% Percentile:	15.29	15.02	14.05	11.82	12.35	17.47
Fidelity Bank	13.69	13.24	13.24	14.69	20.60	21.35
Adjustment Factor:	=	+	-	-	-	-
Collective Adjustment:	Downward

Data is: LTM (Last 12 Months)

Source: S&P Global, Offering Circular and FinPro Computations

Conversion Valuation Appraisal Report	Page 28

Capitalization – The Comparable Group’s median equity to assets ratio of 13.55% is below the Bank’s ratio of 13.69%. The Bank’s Tier One Leverage and Risk Based Capital Ratios of 14.69% and 21.35%, respectively, are well above the peer medians of 9.53% and 13.92%. The Bank has not leveraged the existing balance sheet to the same level of capital ratios as have the comparable group.

The Bank’s pro forma Tier 1 Leverage ratio is projected to increase at the midpoint of the valuation range. The Bank currently operates with a tangible equity/assets ratio which is above the Comparable Group’s median on a pre-conversion basis. Following the stock offering, the Bank’s holding company’s pro forma capital position will continue to well exceed the Comparable Group’s figures by a material amount. In summary, FinPro concluded that capital strength was a downward factor in our adjustment for financial condition.

Intangible Levels – An important factor influencing market values is the level of intangibles that an institution carries on its books. Six of the Comparables have intangible assets. The Bank does also have approximately $5.8 million of goodwill on the balance as an intangible asset on March 31, 2024.

Conversion Valuation Appraisal Report	Page 29

Asset Quality – The asset quality of an institution is an important determinant of market value. The investment community considers levels of nonperforming loans, Real Estate Owned (“REO”) and levels of Loan Loss Reserves (“LLR”, “ACL” or “ALLL”) in assessing the attractiveness of investing in the common stock of an institution.

Figure – Asset Quality Data

Company Name	Asset Quality
	Adjusted Texas Ratio (%)(1,2)	NPA & Loans 90+ PD/ Tangible Equity + LLR (%)	Texas Ratio (%)(2)	Nonaccrual Loans/Loans (%)	NPLs/Loans (%)	NPAs/ Assets (%)	NPA ex. Performing TDRs/Total Assets (%)	LLR/Gross Loans (%)	NCOs/Avg Loans (%)
1895 Bancorp of Wisconsin, Inc. (NASDAQCM:BCOW)	2.39	NA	1.76	0.27	0.27	NA	NA	0.92	(0.01)
Affinity Bancshares, Inc. (NASDAQCM:AFBI)	9.03	8.82	9.96	1.06	1.06	1.15	1.15	1.27	0.06
Blue Foundry Bancorp (NASDAQGS:BLFY)	2.33	2.00	2.54	0.43	0.43	0.36	0.36	0.88	—
ESSA Bancorp, Inc. (NASDAQGS:ESSA)	7.68	6.20	6.48	0.62	0.62	0.64	0.64	0.89	0.05
Finward Bancorp (NASDAQCM:FNWD)	7.78	9.19	8.35	0.77	0.77	0.63	0.63	1.25	0.13
Home Federal Bancorp, Inc. of Louisiana (NASDAQCM:HFBL)	2.98	4.51	3.93	0.29	0.29	0.23	0.23	0.97	0.04
IF Bancorp, Inc. (NASDAQCM:IROQ)	0.04	0.32	0.35	—	—	0.00	0.00	1.19	(0.01)
Northeast Community Bancorp, Inc. (NASDAQCM:NECB)	2.25	1.99	2.15	0.27	0.27	0.31	0.31	0.30	0.02
Ponce Financial Group, Inc. (NASDAQGM:PDLB)	4.67	NA	3.71	0.87	NA	NA	NA	1.22	0.38
Sterling Bancorp, Inc. (Southfield, MI) (NASDAQCM:SBT)	2.61	2.62	2.72	0.71	0.71	0.39	0.39	2.24	(0.03)
William Penn Bancorporation (NASDAQCM:WMPN)	2.59	2.78	2.96	0.62	0.62	0.41	0.41	0.65	—
25% Percentile:	2.36	2.00	2.35	0.28	0.28	0.31	0.31	0.89	(0.01)
Median:	2.61	2.78	2.96	0.62	0.53	0.39	0.39	0.97	0.02
75% Percentile:	6.18	6.20	5.21	0.74	0.69	0.63	0.63	1.24	0.06
Fidelity Bank	6.66	8.16	7.63	1.25	1.36	1.12	1.05	0.84	0.24
Adjustment Factor:	-	-	-	-	-	-	-	-	-
Collective Adjustment:	Downward

Data is: LTM (Last 12 Months)

Source: S&P Global, Offering Circular and FinPro Computations

The Bank’s level of nonperforming loans (“NPL”) to total loans, at 1.36%, is above the Comparable Group median at 0.53%. The Bank had a nonperforming asset to assets ratio of 1.12%, which is above the Comparable median of 0.39%. The Bank’s reserve level, 0.84% of total loans, is below the Comparable median of 0.97% of loans. The Bank’s level of charge offs of 0.24% is above the Comparable Groups of 0.02%.

Fidelity Bank has a lower level of deposits and a higher level of borrowings and wholesale funding as a percentage of assets relative to the peer group. Fidelity Bank has higher capital levels, and at the midpoint of the offering range will have significantly higher capital levels. Fidelity Bank has higher levels of nonperforming loans and nonperforming assets, and the Bank’s reserve levels as a percentage of loans are below the comparable levels of the peer group. Taken collectively, FinPro determined that a modest downward adjustment was warranted for this factor.

Conversion Valuation Appraisal Report	Page 30

BALANCE SHEET GROWTH

The Bank’s deposits have grown slower than the Comparable Group, while assets and loans have grown faster. The Bank experienced deposit runoff relative to growth for the Comparable Group.

Figure – Growth Rate Data

Company Name	Growth Rates
	Asset Growth Rate (%)	Loan Growth Rate (%)	Deposit Growth Rate (%)
1895 Bancorp of Wisconsin, Inc. (NASDAQCM:BCOW)	2.77	10.02	2.96
Affinity Bancshares, Inc. (NASDAQCM:AFBI)	6.46	2.13	1.88
Blue Foundry Bancorp (NASDAQGS:BLFY)	0.11	1.01	(5.89)
ESSA Bancorp, Inc. (NASDAQGS:ESSA)	15.38	12.93	15.76
Finward Bancorp (NASDAQCM:FNWD)	2.05	(0.15)	2.26
Home Federal Bancorp, Inc. of Louisiana (NASDAQCM:HFBL)	13.49	19.34	12.69
IF Bancorp, Inc. (NASDAQCM:IROQ)	10.58	16.37	1.77
Northeast Community Bancorp, Inc. (NASDAQCM:NECB)	24.67	30.63	23.67
Ponce Financial Group, Inc. (NASDAQGM:PDLB)	18.94	26.30	18.73
Sterling Bancorp, Inc. (Southfield, MI) (NASDAQCM:SBT)	0.13	(18.03)	4.36
William Penn Bancorporation (NASDAQCM:WMPN)	(5.14)	(4.98)	(2.02)
25% Percentile:	1.09	0.43	1.83
Median:	6.46	10.02	2.96
75% Percentile:	14.44	17.86	14.23
Fidelity Bank	9.33	19.11	(0.74)
Adjustment Factor:	+	+	-
Collective Adjustment:	No Adjustment

Data is: LTM (Last 12 Months)

Source: S&P Global, Offering Circular and FinPro Computations

Conversion Valuation Appraisal Report	Page 31

Growth Rate – The Bank’s asset growth rate is above that of the peer group, 9.33% for the Bank, compared to 6.46% for the Comparable Group. However, much of the Bank’s 2023 asset growth was driven by increased usage of borrowings and other wholesale funding sources. The Bank’s loan growth rate is significantly above peers. The deposit growth rate is below peers, even as the Bank has increased wholesale deposit usage and has wholesale usage above the Comparable Group.

The Bank had higher levels of asset and loan growth compared to the Comparable group and experienced deposit runoff compared to growth by the peers. Taken collectively, no adjustment is warranted.

Conversion Valuation Appraisal Report	Page 32

EARNINGS QUALITY, PREDICTABILITY AND GROWTH

The earnings quality, predictability and growth are critical components in the establishment of market values for thrifts. Thrift earnings are primarily a function of:

•	net interest income

•	loan loss provision

•	non-interest income

•	non-interest expense

The quality and predictability of earnings is dependent on both internal and external factors. Some internal factors include the mix of the balance sheet, the interest rate sensitivity of the balance sheet, the asset quality, and the infrastructure in place to deliver the assets and liabilities to the public. External factors include the competitive market for both assets and liabilities, the global interest rate scenario, local economic factors and regulatory issues.

Investors are focusing on earnings sustainability as interest rate volatility has caused a wide variation in income levels. With the intense competition for both assets and deposits, banks cannot easily replace lost spread and margin with balance sheet growth.

Each of these factors can influence the earnings of an institution, and each of these factors is volatile. Investors prefer stability and consistency. As such, solid, consistent earnings are preferred to high but risky earnings. Investors also prefer earnings to be diversified and not entirely dependent on interest income.

Conversion Valuation Appraisal Report	Page 33

Net income trended downwards between the three months ended March 31, 2024, and first three months March 31, 2023. The decrease is predominately attributable to higher interest expenses, which was a function of rising costs of funds and higher usage of borrowings. In the first quarter of 2024 the Bank lost $807 thousand compared to net income of $229 thousand in the first quarter of 2023.

The Bank in the past few years has elevated non-interest expenses and lower net income as a result of larger mortgage operations for sale. The Bank’s net income has historically experienced significant reliance upon Net Gain on Sale of Loans and Leases which has declined over the past two years. The Bank’s mortgage banking activities increase the potential of volatility of the Bank’s projected earnings streams.

Conversion Valuation Appraisal Report	Page 34

Figure – Income Statement Data

FIDELITY BANK

STATEMENTS OF OPERATIONS (UNAUDITED)

	For the three months ended March 31,
	2024	2023
	(dollars in thousands)
Interest income
Interest and fees on loans	$12,341	$9,309
Interest and dividends on investment securities	2,299	2,312
Interest on deposits in other banks	605	314

Total interest and dividend income	15,245	11,935

Interest expense
Deposits	2,493	555
Borrowed funds	1,872	189

Total interest expense	4,365	744

Net interest income	10,880	11,191
Provision for credit losses	245	(376)

Net interest income after provision for credit losses	10,635	11,567

Non-interest income
Service charges and fee income from deposit accounts	733	737
Gain on sale of mortgage loans	3,308	3,349
Gain (loss) on sales and disposal of assets	—	8
Gain on sale of available for sale securities	89	203
Gain on sale of mortgage servicing rights	—	—
Other non-interest income	583	1,076

Total non-interest income	4,713	5,373

Non-interest expenses
Salaries and employee benefits	10,083	10,142
Occupancy and equipment	2,029	2,007
Directors’ fees	161	198
Data processing	1,371	1,100
Advertising and marketing	537	372
Mortgage servicing rights amortization	159	527
Hedging activity, net	(93)	326
Other general and administrative	2,138	2,048

Total non-interest expenses	16,385	16,720

Net income (loss) before income taxes	(1,037)	220
Income taxes	(230)	(9)

Net income (loss)	$(807)	$229

Source: Bank Financial Reports

Conversion Valuation Appraisal Report	Page 35

The Bank’s ROAA and ROAE over the cumulative last twelve months are below the Comparable Group median. The Bank’s higher capitalization following the offering is expected to further decrease return on equity for the near term, though the potential payoff of higher cost borrowings with the proceeds will improve net income.

The Bank’s net interest margin is above the Comparable Group median. The Bank’s margin is improved as a result of interest earned on sold loans. Additionally, the Bank’s cost of funds is below all comparable group peers.

The Bank’s efficiency ratio of 97.75% is above the Comparable median of 81.49%.

On a forward-looking basis, after the conversion the Bank’s operating expenses are expected to rise as a result of the stock benefit plans and additional costs of being a public company. At the same time, the Bank will have additional capital to deploy and leverage to improve forward earnings.

Figure – Income Statement Data

Company Name	Overall Profitability		Components of Profitability
	ROAA (%)	ROAE (%)	Yield on Earning Assets (%)	Cost of Funds (%)	Net Interest Margin (FTE) (%)	Noninterest Income/Avg Assets (%)	Noninterest Expense/Avg Assets (%)	Efficiency Ratio (FTE) (%)
1895 Bancorp of Wisconsin, Inc. (NASDAQCM:BCOW)	(1.23)	(9.47)	4.21	2.02	2.32	0.42	2.56	98.22
Affinity Bancshares, Inc. (NASDAQCM:AFBI)	0.70	5.06	5.41	2.29	3.30	0.30	2.40	69.86
Blue Foundry Bancorp (NASDAQGS:BLFY)	(0.44)	(2.49)	4.06	2.49	2.07	0.08	2.30	110.37
ESSA Bancorp, Inc. (NASDAQGS:ESSA)	0.83	8.10	4.82	2.10	3.02	0.36	2.14	65.84
Finward Bancorp (NASDAQCM:FNWD)	0.74	11.35	4.68	1.64	2.71	0.50	2.58	81.22
Home Federal Bancorp, Inc. of Louisiana (NASDAQCM:HFBL)	0.64	8.23	5.07	1.75	3.52	0.24	2.48	70.32
IF Bancorp, Inc. (NASDAQCM:IROQ)	0.22	2.76	4.64	2.66	2.17	0.46	2.24	86.78
Northeast Community Bancorp, Inc. (NASDAQCM:NECB)	2.75	16.80	8.84	3.05	6.35	0.22	2.09	33.32
Ponce Financial Group, Inc. (NASDAQGM:PDLB)	0.20	1.11	5.37	3.24	2.62	0.43	2.43	81.75
Sterling Bancorp, Inc. (Southfield, MI) (NASDAQCM:SBT)	0.32	2.42	5.41	3.17	2.60	0.12	2.57	NA
William Penn Bancorporation (NASDAQCM:WMPN)	0.10	0.60	4.30	2.05	2.56	0.27	2.38	92.77
25% Percentile:	0.15	0.86	4.47	2.04	2.44	0.23	2.27	69.98
Median:	0.32	2.76	4.82	2.29	2.62	0.30	2.40	81.49
75% Percentile:	0.72	8.16	5.39	2.86	3.16	0.43	2.52	91.27
Fidelity Bank	0.01	0.05	6.10	1.48	4.72	1.81	5.91	97.75
Adjustment Factor:	-	-	+	+	+	+	-	-
Collective Adjustment:	Downward

Data is: LTM (Last 12 Months)

Source: S&P Global, Call Reports and FinPro Computations

Conversion Valuation Appraisal Report	Page 36

The Bank is less profitable than the Comparables on a ROAA and ROAE basis. After the conversion, the Bank is expected to have a lower ROAE. The Bank’s earnings composition is more volatile than the Comparable Group as the Bank has a higher net margin and noninterest expense, along with a historical focus on mortgage banking. Taken collectively, a downward adjusted is warranted for this factor.

Conversion Valuation Appraisal Report	Page 37

MARKET AREA

The market area that an institution serves has a significant impact on value, as future success is interrelated with the economic, demographic and competitive aspects of the market. The location of an institution will have an impact on the trading value of an institution, as many analysts compare the pricing of institutions relative to a state or regional multiples in investor presentations.

The following figure compares the demographic for the market areas serviced by the Bank, to the demographics of the Comparable Group members.

Figure– Market Demographics For Comparables

Company	Fidelity Bank Current 2024	1895 Bancorp of Wisconsin, Inc. (NASDAQCM: BCOW) Current 2024	Affinity Bancshares, Inc. (NASDAQCM: AFBI) Current 2024	Blue Foundry Bancorp (NASDAQGS: BLFY) Current 2024	ESSA Bancorp, Inc. (NASDAQGS: ESSA) Current 2024	Finward Bancorp (NASDAQCM: FNWD) Current 2024	Home Federal Bancorp, Inc. of Louisiana (NASDAQCM: HFBL) Current 2024	IF Bancorp, Inc. (NASDAQCM: IROQ) Current 2024	Northeast Community Bancorp, Inc. (NASDAQCM: NECB) Current 2024	Ponce Financial Group, Inc. (NASDAQGM: PDLB) Current 2024	Sterling Bancorp, Inc. (Southfield, MI) (NASDAQCM: SBT) Current 2024	William Penn Bancorporation (NASDAQCM: WMPN) Current 2024	Comparable Group Median Current 2024
Population
Population (actual)	21,519	7,810	37,933	20,371	64,040	49,588	23,465	28,642	36,595	34,749	23,800	17,255	28,642
Aggregate Change: CAGR (%)	(0.41)	(0.17)	1.27	0.01	(0.06)	(0.06)	(0.89)	(0.91)	(0.32)	(1.70)	(0.87)	(0.07)	(0.17)
Market Weighted Change: CAGR (%)	(0.58)	(0.27)	0.91	0.02	(0.05)	(0.25)	(0.88)	(0.88)	(0.20)	(1.43)	(1.31)	(0.11)	(0.25)
Age brackets (actual)
Population 0-14 (actual)	3,768	1,386	6,761	3,286	9,817	8,920	4,454	5,135	7,003	6,079	3,660	2,772	5,135
Population 15-34 (actual)	5,573	2,016	10,464	4,969	16,216	12,745	5,958	7,093	9,772	9,953	6,459	4,409	7,093
Population 35-54 (actual)	5,436	1,924	9,914	5,331	14,986	12,419	5,768	6,463	8,886	9,200	6,614	4,278	6,614
Population 55-69 (actual)	4,005	1,492	6,838	4,133	14,206	9,362	4,244	5,575	6,722	5,988	4,289	3,514	5,575
Population 70+ (actual)	2,736	992	3,956	2,650	8,816	6,142	3,042	4,377	4,214	3,528	2,778	2,282	3,528
Percent of total (%)
Pop Age 0-14/ Pop (%)	17.51	17.75	17.82	16.13	15.33	17.99	18.98	17.93	19.14	17.49	15.38	16.06	17.75
Pop Age 15-34/ Pop (%)	25.90	25.81	27.59	24.39	25.32	25.70	25.39	24.76	26.70	28.64	27.14	25.55	25.70
Pop Age 35-54/ Pop (%)	25.26	24.64	26.14	26.17	23.40	25.04	24.58	22.56	24.28	26.48	27.79	24.79	24.79
Pop Age 55-69/ Pop (%)	18.61	19.10	18.03	20.29	22.18	18.88	18.09	19.46	18.37	17.23	18.02	20.37	18.88
Pop Age 70+/ Pop (%)	12.71	12.70	10.43	13.01	13.77	12.39	12.96	15.28	11.52	10.15	11.67	13.23	12.70
Households (actual)	8,787	3,251	13,752	7,445	24,219	19,555	9,654	11,805	12,680	12,570	8,626	6,623	11,805
Aggregate Change: CAGR (%)	(0.23)	0.08	1.37	(0.01)	0.11	0.12	(0.76)	(0.77)	(0.38)	(1.63)	(0.83)	0.04	(0.01)
Market Weighted Change: CAGR (%)	(0.36)	(0.03)	1.00	(0.01)	0.11	(0.05)	(0.73)	(0.74)	(0.28)	(1.41)	(1.29)	(0.01)	(0.05)
Income
Per Capita Income ($)	37,167	43,498	45,031	60,269	40,562	39,386	31,641	33,308	54,282	59,344	72,831	49,582	45,031
National Median Per Capita ($)	42,767	42,767	42,767	42,767	42,767	42,767	42,767	42,767	42,767	42,767	42,767	42,767	42,767
Median Household Income ($)	58,328	75,216	89,899	113,359	82,322	71,550	51,954	60,398	100,530	79,573	121,527	91,775	82,322
Income brackets (actual)
HH w Income < $25K (actual)	1,966	493	1,647	794	3,332	3,439	2,506	2,434	2,236	3,301	1,102	927	2,236
HH w Income $25K-$49K (actual)	1,817	590	2,192	908	4,181	3,958	2,276	2,775	1,938	2,444	1,101	947	2,192
HH w Income $50K-$99K (actual)	2,485	934	4,214	1,674	6,963	5,594	2,541	3,584	3,005	3,232	1,940	1,716	3,005
HH: Annual Income $100K+ (actual)	2,519	1,233	5,698	4,070	9,743	6,565	2,331	3,013	5,500	3,593	4,483	3,033	4,070
Percent of total (%)
HH w Income < $25K/ HH (%)	22.37	15.16	11.98	10.66	13.76	17.59	25.96	20.62	17.63	26.26	12.78	14.00	15.16
HH w Income $25K-$49K/ HH (%)	20.68	18.15	15.94	12.20	17.26	20.24	23.58	23.51	15.28	19.44	12.76	14.30	17.26
HH w Income $50K-$99K/ HH (%)	28.28	28.73	30.64	22.48	28.75	28.61	26.32	30.36	23.70	25.71	22.49	25.91	26.32
Annual Income $100K+/ HH (%)	28.67	37.93	41.43	54.67	40.23	33.57	24.15	25.52	43.38	28.58	51.97	45.79	40.23

Source: S&P Global

The Bank’s market demographics of the Bank represent a market that’s population has shrunk more than the median of the comparable group. The Bank’s per capita and median household income are both below the Comparable Group’s markets. Based upon these factors, a moderate downward adjustment is warranted for market area.

Conversion Valuation Appraisal Report	Page 38

CASH DIVIDENDS

Currently, most conversions are not establishing a dividend policy concurrent with the conversion. Historical issues have been fully or oversubscribing without the need for the additional enticement of dividends. After the conversion is another issue, however. Pressures on ROAE and on internal rates of return to investors prompted the industry toward cash dividends. This trend is exacerbated by the lack of growth in the market and tighter liquidity conditions. Typically, when institutions are in a growth mode, they issue stock dividends or do not declare a dividend. When growth is stunted, these institutions shift toward reducing equity levels and thus utilize cash dividends as a tool in managing equity. Historical tax code changes have made cash dividends more attractive to investors.

Figure– Dividends

Company Name	Dividends
	Quarterly Dividends Per Share ($)	LTM Dividends Per Share ($)	LTM Dividend Payout Ratio (%)	Dividend Yield (%)
1895 Bancorp of Wisconsin, Inc. (NASDAQCM:BCOW)	NA	—	NM	NA
Affinity Bancshares, Inc. (NASDAQCM:AFBI)	NA	—	NM	NA
Blue Foundry Bancorp (NASDAQGS:BLFY)	NA	—	NM	NA
ESSA Bancorp, Inc. (NASDAQGS:ESSA)	0.15	0.60	32.43	3.37
Finward Bancorp (NASDAQCM:FNWD)	0.12	0.86	23.89	1.95
Home Federal Bancorp, Inc. of Louisiana (NASDAQCM:HFBL)	0.13	0.50	36.76	4.50
IF Bancorp, Inc. (NASDAQCM:IROQ)	0.10	0.40	65.57	2.40
Northeast Community Bancorp, Inc. (NASDAQCM:NECB)	0.10	0.28	8.67	2.29
Ponce Financial Group, Inc. (NASDAQGM:PDLB)	NA	—	NM	NA
Sterling Bancorp, Inc. (Southfield, MI) (NASDAQCM:SBT)	—	—	NM	—
William Penn Bancorporation (NASDAQCM:WMPN)	0.03	0.12	133.33	1.00
25% Percentile:	0.07	—	26.02	1.47
Median:	0.10	0.12	34.60	2.29
75% Percentile:	0.12	0.45	58.37	2.89

Source: S&P Global, Call Reports and FinPro Computations

Six of the eleven Comparable institutions had declared cash dividends. The median dividend payout ratio for the Comparable Group was 34.60%. Currently, the Bank does not pay a cash dividend as it is a mutual bank.

The Bank, on a pro forma basis (at the mid-point of the value range) will have a Tier One Leverage ratio above 18%. The Bank will have adequate capital and profits to pay cash dividends.

As such, no adjustment is warranted for this factor.

Conversion Valuation Appraisal Report	Page 39

RECENT REGULATORY MATTERS

Regulatory matters influence the market for thrift conversions. The Bank will operate in substantially the same regulatory environment as the Comparable Group.

Fidelity Bank is subject to comprehensive regulation and examination by the LOFI and the FDIC.

As such, no adjustment for this factor is warranted.

Conversion Valuation Appraisal Report	Page 40

5. Other Factors

MANAGEMENT

The Bank has developed a good management team with considerable banking experience. The Bank’s organizational chart is reasonable for an institution of its size and complexity. The Board is active and oversees and advises on all key strategic and policy decisions and holds the management to high performance standards.

As such, no adjustment appears to be warranted for this factor.

Conversion Valuation Appraisal Report	Page 41

LIQUIDITY OF THE SHARES

The Peer Group is by definition composed of companies that are traded in the public markets. All of the Peer Group companies trade on the NASDAQ. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $34.0 million to $275.7 million as of May 17, 2024, with a median market value of $114.1 million.

FB Bancorp, Inc., is a newly formed company and has never issued capital stock. Fidelity Bank, as a mutual institution, is not authorized to issue capital stock. FB Bancorp, Inc. expects the common stock to be listed on the Nasdaq Capital Market under the symbol “FBLA” upon the completion of the conversion and stock offering.

Overall, we anticipate that the Bank’s stock will have a lower level of trading liquidity as the Peer Group companies on average and, therefore, we concluded that a modest downward was necessary for this factor.

Figure– Market Pricing and Valuation

Size / Regional Peers	Market Pricing and Valuation
	Date of Closing Price	Market Cap.	Price/ LTM EPS	Price/ LTM Core EPS	Price/Book	Price/ Tangible Book	Tangible Premium/ Core Deposits	LTM Dividend Payout Ratio	Dividend Yield	Avg Daily Volume	Avg Daily Volume
Company Name	($)	($mil)	(x)(1)	(x)	(%)	(%)	(%)	(%)	(%)	(Three Month)	(One Year)
1 1895 Bancorp of Wisconsin, Inc. (NASDAQCM:BCOW)	5/17/2024	41.7	NM	NM	60.0	60.0	NA	NM	NA	3,709	5,288
2 Affinity Bancshares, Inc. (NASDAQCM:AFBI)	5/17/2024	109.1	18.5	18.0	88.5	103.9	0.7	NM	NA	3,891	4,515
3 Blue Foundry Bancorp (NASDAQGS:BLFY)	5/17/2024	209.8	NM	NM	66.2	66.3	NA	NM	NA	44,908	65,174
4 ESSA Bancorp, Inc. (NASDAQGS:ESSA)	5/17/2024	169.2	9.6	9.5	80.7	86.0	-3.3	32.4	3.4	11,579	22,376
5 Finward Bancorp (NASDAQCM:FNWD)	5/17/2024	105.7	6.8	13.8	69.7	83.7	NA	23.9	1.9	8,230	6,630
6 Home Federal Bancorp, Inc. of Louisiana (NASDAQCM:HFBL)	5/17/2024	34.0	8.3	7.8	67.3	73.3	-3.6	36.8	4.5	2,442	1,727
7 IF Bancorp, Inc. (NASDAQCM:IROQ)	5/17/2024	53.5	27.3	27.3	77.3	77.3	-3.7	65.6	2.4	933	2,612
8 Northeast Community Bancorp, Inc. (NASDAQCM:NECB)	5/17/2024	205.1	5.4	5.4	85.0	85.0	NA	8.7	2.3	40,493	68,753
9 Ponce Financial Group, Inc. (NASDAQGM:PDLB)	5/17/2024	196.8	35.1	NA	77.7	77.7	NA	NM	NA	26,576	67,424
10 Sterling Bancorp, Inc. (Southfield, MI) (NASDAQCM:SBT)	5/17/2024	275.7	33.1	32.5	84.3	84.3	NA	NM	0.0	36,354	41,536
11 William Penn Bancorporation (NASDAQCM:WMPN)	5/17/2024	114.1	134.0	158.5	90.7	94.7	NA	133.3	1.0	10,588	36,342
25% Percentile:		79.6	8.3	9.1	68.5	75.3	-3.6	26.0	1.5	3,800	4,902
Median:		114.1	18.5	15.9	77.7	83.7	-3.4	34.6	2.3	10,588	22,376
75% Percentile:		200.9	33.1	28.6	84.7	85.5	-2.3	58.4	2.9	31,465	53,355

Source: S&P Global, Call Reports and FinPro Computations

Conversion Valuation Appraisal Report	Page 42

MARKETING OF THE ISSUANCE

Three separate markets exist for thrift stocks: (1) the after-market for public companies, both fully-converted stock companies and MHC’s, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors but on a pro forma basis without the benefit of prior operations as a publicly-held Bank and stock trading history; and (3) the thrift acquisition market. All three of these markets were considered in the valuation of the Bank’s to-be-issue stock.

The Public Market- The value of publicly traded thrift stocks is easily measurable and is tracked by most investment houses and related organizations. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues, and stock market conditions in general.

The New Issue Market- In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Bank’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio often reflects a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

The Acquisition Market- Also considered in the valuation was the potential impact on the Banks holding company’s stock price of recently completed and pending acquisitions of other savings institutions operating in the region. There have been numerous bank and thrift acquisitions completed over the past number of years. To the extent that acquisition speculation may impact the Bank’s offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as the Bank’s market and, thus, are subject to the same type of acquisition speculation that may influence Bank’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in the Bank’s stock would tend to be less compared to the stocks of the Peer Group companies.

Conversion Valuation Appraisal Report	Page 43

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for thrift conversions and the Bank acquisition market for thrift stocks. Overall, current market conditions coupled with the potential change in interest rates impacting the Banking industry leads to some future uncertainty. Taking these factors and trends into account, FinPro concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

Conversion Valuation Appraisal Report	Page 44

VALUATION ADJUSTMENTS

Relative to the Comparables the following adjustments need to be made to the Bank’s pro forma market value.

Valuation Factor	Valuation Adjustment

Financial Condition	Downward

Balance Sheet Growth	No Adjustment

Earnings Quality, Predictability and Growth	Downward

Market Area	Moderate Downward

Dividends	No Adjustment

Liquidity of the Issue	Modest Downward

Recent Regulatory Matters	No Adjustment

Additionally, the following adjustments should be made to the Bank’s market value.

Valuation Factor	Valuation Adjustment

Management	No Adjustment

Marketing of the Issuance	No Adjustment

Conversion Valuation Appraisal Report	Page 45

6. Valuation

In applying the accepted valuation methodology promulgated by the regulators, i.e., the pro forma market value approach, three key pricing multiples were considered. The three multiples include:

Price to core earnings (“P/E”)

Price to book value (“P/B”) / Price to tangible book value (“P/TB”)

Price to assets (“P/A”)

All of the approaches were calculated on a pro forma basis including the effects of the conversion proceeds. All of the assumptions utilized are presented.

DISCUSSION OF WEIGHT GIVEN TO VALUATION MULTIPLES

To ascertain the pro forma estimated market value of the Bank, the market multiples for the Comparable Group were utilized. As a secondary check, all publicly traded thrifts, Mid-west regional thrifts and recent (2017 to date) conversions along with historical standard conversions were assessed. The data for the Comparable Group, all publicly traded thrifts, and historical offerings are showing on the following pages.

Figure–Comparable Group Market Pricing and Valuation

Size / Regional Peers	Market Pricing and Valuation
	Date of Closing Price	Market Cap.	Price/ LTM EPS	Price/ LTM Core EPS	Price/ Book	Price/ Tangible Book	Tangible Premium/ Core Deposits	LTM Dividend Payout Ratio	Dividend Yield	Avg Daily Volume	Avg Daily Volume
Company Name	($)	($mil)	(x)(1)	(x)	(%)	(%)	(%)	(%)	(%)	(Three Month)	(One Year)
1 1895 Bancorp of Wisconsin, Inc. (NASDAQCM:BCOW)	5/17/2024	41.7	NM	NM	60.0	60.0	NA	NM	NA	3,709	5,288
2 Affinity Bancshares, Inc. (NASDAQCM:AFBI)	5/17/2024	109.1	18.5	18.0	88.5	103.9	0.7	NM	NA	3,891	4,515
3 Blue Foundry Bancorp (NASDAQGS:BLFY)	5/17/2024	209.8	NM	NM	66.2	66.3	NA	NM	NA	44,908	65,174
4 ESSA Bancorp, Inc. (NASDAQGS:ESSA)	5/17/2024	169.2	9.6	9.5	80.7	86.0	-3.3	32.4	3.4	11,579	22,376
5 Finward Bancorp (NASDAQCM:FNWD)	5/17/2024	105.7	6.8	13.8	69.7	83.7	NA	23.9	1.9	8,230	6,630
6 Home Federal Bancorp, Inc. of Louisiana (NASDAQCM:HFBL)	5/17/2024	34.0	8.3	7.8	67.3	73.3	-3.6	36.8	4.5	2,442	1,727
7 IF Bancorp, Inc. (NASDAQCM:IROQ)	5/17/2024	53.5	27.3	27.3	77.3	77.3	-3.7	65.6	2.4	933	2,612
8 Northeast Community Bancorp, Inc. (NASDAQCM:NECB)	5/17/2024	205.1	5.4	5.4	85.0	85.0	NA	8.7	2.3	40,493	68,753
9 Ponce Financial Group, Inc. (NASDAQGM:PDLB)	5/17/2024	196.8	35.1	NA	77.7	77.7	NA	NM	NA	26,576	67,424
10 Sterling Bancorp, Inc. (Southfield, MI) (NASDAQCM:SBT)	5/17/2024	275.7	33.1	32.5	84.3	84.3	NA	NM	0.0	36,354	41,536
11 William Penn Bancorporation (NASDAQCM:WMPN)	5/17/2024	114.1	134.0	158.5	90.7	94.7	NA	133.3	1.0	10,588	36,342
25% Percentile:		79.6	8.3	9.1	68.5	75.3	-3.6	26.0	1.5	3,800	4,902
Median:		114.1	18.5	15.9	77.7	83.7	-3.4	34.6	2.3	10,588	22,376
75% Percentile:		200.9	33.1	28.6	84.7	85.5	-2.3	58.4	2.9	31,465	53,355

Source: S&P Global and FinPro Computations

Conversion Valuation Appraisal Report	Page 46

Figure–All Publicly Traded Thrifts Market Pricing and Valuation

		Market Pricing and Valuation
		Date of		Price/	Price/ LTM		Price/	Tangible Premium/	LTM Dividend		Price/
		Closing Price	Market Cap.	LTM EPS	Core EPS	Price/ Book	Tangible Book	Core Deposits	Payout Ratio	Dividend Yield	Assets (%)	Avg Daily Volume	Avg Daily Volume
Company Name		($)	($mil)	(x)(1)	(x)	(%)	(%)	(%)	(%)	(%)	(%)	(Three Month)	(One Year)
1	1895 Bancorp of Wisconsin, Inc. (NASDAQCM:BCOW)	5/17/2024	41.7	NM	NM	60.0	60.0	NA	NM	NA	7.3	3,709	5,288
2	Affinity Bancshares, Inc. (NASDAQCM:AFBI)	5/17/2024	109.1	18.5	18.0	88.5	103.9	0.7	NM	NA	12.2	3,891	4,515
3	Axos Financial, Inc. (NYSE:AX)	5/17/2024	3504.6	8.3	9.7	159.9	171.1	NA	NM	NA	13.6	467,153	607,757
4	Blue Foundry Bancorp (NASDAQGS:BLFY)	5/17/2024	209.8	NM	NM	66.2	66.3	NA	NM	NA	11.1	44,908	65,174
5	Broadway Financial Corporation (NASDAQCM:BYFC)	5/17/2024	40.7	9.4	9.0	32.9	42.2	-11.3	NM	0.0	6.7	6,518	5,385
6	BV Financial, Inc. (NASDAQCM:BVFL)	5/17/2024	121.2	8.8	8.8	60.1	65.0	-11.9	NM	0.0	13.2	10,499	26,139
7	Capitol Federal Financial, Inc. (NASDAQGS:CFFN)	5/17/2024	684.9	NM	14.4	68.4	69.1	NA	NM	6.6	8.1	877,295	895,466
8	Carver Bancorp, Inc. (NASDAQCM:CARV)	5/17/2024	9.4	NM	NM	47.3	47.3	-2.0	NM	0.0	1.3	25,425	29,715
9	Catalyst Bancorp, Inc. (NASDAQCM:CLST)	5/17/2024	53.2	NM	125.0	65.3	65.3	-21.5	NM	NA	19.2	7,396	6,100
10	Central Plains Bancshares, Inc. (NASDAQCM:CPBI)	1/0/1900	NA	NA	NA	NA	NA	NA	NA	NA	9.3	NA	NA
11	Cullman Bancorp, Inc. (NASDAQCM:CULL)	5/17/2024	71.4	20.4	20.4	73.3	73.3	NA	24.0	1.2	17.2	2,564	3,269
12	ECB Bancorp, Inc. (NASDAQCM:ECBK)	5/17/2024	115.7	25.6	25.9	69.8	69.8	NA	NM	NA	9.2	5,629	10,613
13	ESSA Bancorp, Inc. (NASDAQGS:ESSA)	5/17/2024	169.2	9.6	9.5	80.7	86.0	-3.3	32.4	3.4	8.4	11,579	22,376
14	Finward Bancorp (NASDAQCM:FNWD)	5/17/2024	105.7	6.8	13.8	69.7	83.7	NA	23.9	1.9	5.1	8,230	6,630
15	First Northwest Bancorp (NASDAQGM:FNWB)	5/17/2024	97.5	NM	18.2	65.4	65.9	-4.5	NM	2.5	6.6	18,390	14,489
16	First Seacoast Bancorp, Inc. (NASDAQCM:FSEA)	5/17/2024	43.1	NM	NA	71.8	72.1	NA	NM	NA	7.4	7,535	10,405
17	FS Bancorp, Inc. (NASDAQCM:FSBW)	5/17/2024	258.1	7.3	5.8	94.2	101.5	0.0	22.3	3.1	9.1	10,585	16,470
18	Generations Bancorp NY, Inc. (NASDAQCM:GBNY)	5/17/2024	22.6	NM	NM	59.9	61.0	-6.4	NM	NA	5.5	628	2,405
19	Hingham Institution for Savings (NASDAQGM:HIFS)	5/17/2024	403.6	16.4	37.5	97.4	97.4	-0.6	22.3	1.4	8.4	13,861	14,397
20	Home Federal Bancorp, Inc. of Louisiana (NASDAQCM:HFBL)	5/17/2024	34.0	8.3	7.8	67.3	73.3	-3.6	36.8	4.5	NA	2,442	1,727
21	IF Bancorp, Inc. (NASDAQCM:IROQ)	5/17/2024	53.5	27.3	27.3	77.3	77.3	-3.7	65.6	2.4	6.2	933	2,612
22	Kearny Financial Corp. (NASDAQGS:KRNY)	5/17/2024	379.0	24.4	13.0	46.2	61.8	NA	176.0	7.3	5.3	452,245	334,277
23	New York Community Bancorp, Inc. (NYSE:NYCB)	5/17/2024	3028.4	NM	NM	37.6	40.7	NA	NM	1.1	2.3	30,604,252	18,261,256
24	Northeast Community Bancorp, Inc. (NASDAQCM:NECB)	5/17/2024	205.1	5.4	5.4	85.0	85.0	NA	8.7	2.3	11.9	40,493	68,753
25	Northfield Bancorp, Inc. (Staten Island, NY) (NASDAQGS:NFBK)	5/17/2024	432.4	13.0	13.0	62.1	66.0	NA	69.3	5.4	7.4	223,536	208,934
26	Northwest Bancshares, Inc. (NASDAQGS:NWBI)	5/17/2024	1450.8	11.1	10.6	93.4	124.3	NA	77.7	7.1	10.2	776,578	698,916
27	NSTS Bancorp, Inc. (NASDAQCM:NSTS)	5/17/2024	51.5	NM	NM	66.9	66.9	NA	NM	NA	19.1	2,919	5,389
28	OP Bancorp (NASDAQGM:OPBK)	5/17/2024	151.0	7.2	7.2	77.6	77.8	-3.6	34.3	4.8	6.7	27,280	28,560
29	PB Bankshares, Inc. (NASDAQCM:PBBK)	5/17/2024	31.2	17.3	17.1	71.9	71.9	NA	NM	NA	7.5	2,959	2,907
30	Ponce Financial Group, Inc. (NASDAQGM:PDLB)	5/17/2024	196.8	35.1	NA	77.7	77.7	NA	NM	NA	8.2	26,576	67,424
31	Provident Bancorp, Inc. (NASDAQCM:PVBC)	5/17/2024	156.6	11.2	11.2	73.0	73.0	-5.5	NM	0.0	9.7	40,758	49,908
32	Provident Financial Holdings, Inc. (NASDAQGS:PROV)	5/17/2024	86.2	12.1	12.1	66.8	66.8	-5.3	53.8	4.5	7.2	4,520	5,902
33	Provident Financial Services, Inc. (NYSE:PFS)	5/17/2024	1224.8	10.1	9.4	72.5	99.2	-0.1	60.0	6.0	7.8	1,044,177	640,344
34	Riverview Bancorp, Inc. (NASDAQGS:RVSB)	5/17/2024	84.2	22.2	10.7	54.1	65.7	NA	133.3	5.9	6.5	26,474	26,446
35	Southern Missouri Bancorp, Inc. (NASDAQGM:SMBC)	5/17/2024	495.1	9.5	8.6	103.3	122.6	NA	18.3	1.9	10.7	26,003	24,912
36	Sterling Bancorp, Inc. (Southfield, MI) (NASDAQCM:SBT)	5/17/2024	275.7	33.1	32.5	84.3	84.3	NA	NM	0.0	11.1	36,354	41,536
37	TC Bancshares, Inc. (NASDAQCM:TCBC)	5/17/2024	54.8	NM	NM	76.3	76.3	NA	NM	0.7	12.5	7,420	7,129
38	Third Coast Bancshares, Inc. (NASDAQGS:TCBX)	5/17/2024	293.8	10.6	10.7	82.2	86.8	-1.3	NM	NA	5.9	31,587	28,582
39	Timberland Bancorp, Inc. (NASDAQGM:TSBK)	5/17/2024	210.5	8.6	8.6	88.2	94.4	-0.9	30.8	3.7	11.3	10,775	21,682
40	TrustCo Bank Corp NY (NASDAQGS:TRST)	5/17/2024	564.1	10.6	10.2	86.9	87.0	NA	38.7	4.9	8.7	76,167	77,284
41	WaFd, Inc (NASDAQGS:WAFD)	5/17/2024	2445.7	11.4	NA	93.3	112.8	NA	38.8	3.5	7.9	380,253	392,654
42	Western New England Bancorp, Inc. (NASDAQGS:WNEB)	5/17/2024	146.7	11.4	11.0	62.8	66.9	NA	46.7	4.1	6.5	46,657	46,647
43	William Penn Bancorporation (NASDAQCM:WMPN)	5/17/2024	114.1	134.0	158.5	90.7	94.7	NA	133.3	1.0	14.0	10,588	36,342
44	WSFS Financial Corporation (NASDAQGS:WSFS)	5/17/2024	2786.5	10.4	9.9	112.6	188.4	NA	13.4	1.3	13.2	241,438	258,821
	25% Percentile		54.8	9.0	9.2	65.3	66.0	-5.7	23.5	1.1	6.7	6,518	6,100
	Median		151.0	11.1	11.0	72.5	73.3	-3.6	37.7	2.5	8.4	18,390	26,139
	75% Percentile		403.6	19.9	18.1	86.9	94.4	-0.8	66.5	4.8	11.3	46,657	68,753

Source: S&P Global and FinPro Computations

Price to Earnings – According to the Appraisal Guidelines: “When both the converting institution and the comparable companies are recording “normal” earnings, a P/E approach may be the simplest and most direct method of valuation. When earnings are low or negative, however, this approach may not be appropriate, and the greater consideration should be given to the P/BV approach.” In this particular case, the Bank’s earnings are “normal”. As a basis for comparison, the price to core earnings was utilized for both the Bank and the Comparable Group to eliminate any nonrecurring items. As such, this approach was considered in this appraisal.

In the pro forma figures for the Bank, FinPro incorporated the impact of SFAS 123, which requires the expensing of stock options. In preparing the fully converted pro forma figures for the Comparable Group, FinPro also incorporated the impact of SFAS 123.

Conversion Valuation Appraisal Report	Page 47

Price to Book/Price to Tangible Book - According to the Appraisal Guidelines: “The P/BV approach works best when the converting institution and the Comparables have a normal amount of book value. The P/BV approach could seriously understate the value of an institution that has almost no book value but has an outstanding future earnings potential. For converting institutions with high net worth, the appraiser may have difficulty in arriving at a pro forma market value because of pressure placed on the P/E multiple as higher P/BV levels are required to reflect a similar P/BV ratio as the peer group average. The P/BV approach also suffers from the use of historical cost accounting data.”

Since thrift earnings in general have had a high degree of volatility over the past decade, the P/B is utilized frequently as the benchmark for market value. A better approach is the P/TB approach. In general, investors tend to price financial institutions on a tangible book basis, because it incorporates the P/B approach adjusted for intangibles. Initially following conversion, FinPro believes that thrifts often trade on a price to tangible book basis.

Price to Assets - According to the Appraisal Guidelines: “This approach remedies the problems of a small base that can occur with the P/BV approach, but the approach has many of the other limitations of the latter approach (the P/BV approach).” FinPro places little weight on this valuation approach due to the lack of consideration of asset and funding mixes and the resulting earnings impact.

Conversion Valuation Appraisal Report	Page 48

OFFERING VALUE IN RELATION TO COMPARABLES

Based upon the premiums and discounts defined in the section above, the Bank’s aggregate pro forma market value at the midpoint is estimated to be $150,000,000. Based upon a range below and above the midpoint value, the relative values are $127,500,000 at the minimum and $172,500,000 at the maximum, respectively. At the super maximum of the estimated value range, the offering value would be $198,375,000.

At the various levels of the estimated value range, the full offering would result in the following offering data:

FIGURE - VALUE RANGE - FULL OFFERING

Conclusion	Total Shares Shares	Price Per Share	Total Value
Appraised Value - Midpoint	15,000,000	$10.00	$150,000,000
Range:
- Minimum	12,750,000	$10.00	127,500,000
- Maximum	17,250,000	10.00	172,500,000
- Super Maximum	19,837,500	10.00	198,375,000

Source: FinPro Inc. Pro Forma Model

This equates to the following multiples:

FIGURE - VALUE RANGE PRICING MULTIPLES

Fidelity Bank

Pro Forma Analysis Sheet - Three Months Ended

March 31, 2024

Includes SOP 93-6

	Bank		Comparables		State		National
			Mean	Median	Mean	Median	Mean	Median
	Min	NA
Price-Core Earnings Ratio P/E	Mid	NA	34.10	15.90	47.80	10.70	21.50	11.00
	Max	NA
	Smax	NA
	Min	48.54%
Price-to-Book Ratio P/B	Mid	53.13%	77.00%	77.70%	71.60%	67.60%	75.40%	72.50%
	Max	57.14%
	Smax	61.16%
	Min	49.63%
Price-to-Tangible Book Ratio P/TB	Mid	54.26%	81.10%	83.70%	75.10%	73.30%	82.40%	73.30%
	Max	58.28%
	Smax	62.27%
	Min	10.37%
Price-to-Assets Ratio P/A	Mid	12.01%	9.50%	9.70%	12.60%	12.60%	9.20%	8.40%
	Max	13.59%
	Smax	15.36%

Source: FinPro Inc. Pro Forma Model

Conversion Valuation Appraisal Report	Page 49

FIGURE - COMPARABLE PRICING MULTIPLES TO THE BANK’S PRO FORMA MIDPOINT

	Price Relative to
	Earnings	Core Earnings	Book	Tangible Book	Assets
The Bank (at midpoint) Full Conversion	NA	NA	53.13%	54.26%	12.01%
Comparable Group Median	18.50	15.90	77.70%	83.70%	9.70%
(Discount) Premium	NA	NA	-31.62%	-35.17%	23.81%

Source: FinPro Calculations

Figure above illustrates that at the midpoint of the estimated valuation range the Bank is not priced on a price to core earnings multiple as the Bank lost net income in first quarter of 2024. On a tangible book basis, the Bank is priced at a -35.17% discount.

FIGURE - COMPARABLE PRICING MULTIPLES TO THE BANK’S PRO FORMA SUPER MAXIMUM

	Price Relative to
	Earnings	Core Earnings	Book	Tangible Book	Assets
The Bank (at the supermax) Full Conversion	32.26	32.26	61.16%	62.27%	15.36%
Comparable Group Median	18.50	15.90	77.70%	83.70%	9.70%
(Discount) Premium	74.38%	102.89%	-21.29%	-25.60%	58.35%

Source: FinPro Calculations

Figure above illustrates that at the super maximum of the estimated valuation range the Bank is priced on a tangible book basis, the Bank is priced at a 25.60% discount.

Conversion Valuation Appraisal Report	Page 50

COMPARISON TO RECENT STANDARD CONVERSIONS

As a secondary check FinPro reviewed the pro forma pricing multiples of the Bank relative to the other recent completed standard conversion pro forma pricing multiples.

Figure–Recent Standard Conversion Offerings

			Offering Data						Financial Performance At Offering
Institution Name	State	Trading Symbol	Offering Completion Date	Offering Announcement Date	Net Proceeds $000s	Pro Forma Price/ Earnings (x)	Pro Forma Price/ Book (%)	Pro Forma Price/ Tangible Book (%)	Total Assets $000s	ROAE (%)	Core ROAE (%)	Tangible Equity/ Tangible Assets (%)	NPAs/ Assets (%)
NB Bancorp, Inc.	MA	NBBK	12/27/2023	6/7/2023	350,682	11.9	60.1	60.2	4,231,792	10.11	9.37	NA	NA
Central Plains Bancshares, Inc.	NE	CPBI	10/19/2023	6/6/2023	34,431	19.2	56.5	56.5	450,407	NA	NA	NA	NA
PFS Bancorp, Inc.	IL	PFSB	10/17/2023	3/6/2023	NA	NA	NA	NA	184,701	3.85	4.81	11.01	NA
SR Bancorp, Inc.	NJ	SRBK	9/19/2023	7/25/2022	75,508	15.7	49.0	57.3	651,486	1.32	1.53	18.74	0.02
ECB Bancorp, Inc.	MA	ECBK	7/27/2022	3/10/2022	75,794	25.9	59.8	59.8	688,639	5.40	7.11	11.42	NA
VWF Bancorp, Inc.	OH	VWFB	7/13/2022	3/3/2022	15,422	250.0	50.2	50.2	137,048	0.11	1.02	17.62	NA
NSTS Bancorp, Inc.	IL	NSTS	1/18/2022	7/19/2021	44,494	NM	59.7	59.7	259,881	0.19	(0.03)	17.68	0.68
PB Bankshares, Inc.	PA	PBBK	7/14/2021	3/8/2021	23,083	NM	61.7	61.7	281,066	(1.66)	(0.68)	7.76	1.04
TC Bancshares, Inc.	GA	TCBC	7/20/2021	3/5/2021	41,777	NM	59.9	59.9	363,624	2.02	4.22	11.14	NA
Texas Community Bancshares, Inc.	TX	TCBS	7/14/2021	3/3/2021	26,776	86.3	53.2	56.0	316,501	2.27	2.27	9.85	NA
Catalyst Bancorp, Inc.	LA		10/12/2021	3/12/2021	44,958	NM	55.5	55.5	238,329	(1.38)	NA	21.29	1.92
Systematic Savings Bank	MO		10/13/2020	3/18/2020	5,101	62.5	58.7	58.7	39,995	2.18	2.18	12.64	0.08
Eureka Homestead Bancorp, Inc.	LA	ERKH	7/9/2019	3/1/2019	11,311	44.7	60.6	60.6	98,403	2.32	NA	12.52	0.00
Richmond Mutual Bancorporation, Inc.	IN	RMBI	7/1/2019	2/6/2019	111,240	18.9	74.5	74.5	882,800	6.98	6.94	10.10	0.26
CBM Bancorp, Inc.	MD		9/27/2018	5/23/2018	35,785	41.7	73.5	73.5	184,177	0.95	NA	11.95	0.86
Sidney Federal Savings and Loan Association	NE		7/26/2018	10/17/2017	816	NM	71.0	71.0	16,660	(26.09)	(26.09)	5.66	0.14
25th Percentile:					19,253	19.0	56.0	56.9	172,395	0.15	0.76	10.32	0.08
Median					35,785	33.8	59.8	59.8	270,474	2.02	2.22	11.69	0.26
Average					59,812	57.7	60.3	61.0	564,094	0.57	1.05	12.81	0.56
75th Percentile:					60,233	58.0	61.1	61.1	500,677	3.09	5.34	16.37	0.86

Source: S&P Global

Figure–Median Pro Forma Price/ TBV Trend

Source: S&P Global and FinPro Computations

Conversion Valuation Appraisal Report	Page 51

VALUATION CONCLUSION

It is, FinPro’s opinion that as of May 17, 2024, the estimated aggregate pro forma market value of the Bank was $150,000,000 at the midpoint of a range with a minimum of $127,500,000 to a maximum of $172,500,000 at 15% below and 15% above the midpoint of the range respectively. Assuming an adjusted maximum value of 15% above the maximum value, the adjusted maximum value or super maximum value is $198,375,000. The stock will be issued at $10.00 per share.

Conclusion	Pre Foundation
	Appraised Value
	Minimum	Midpoint	Maximum	SuperMaximum *
Total Shares	12,750,000	15,000,000	17,250,000	19,837,500
Price per Share	$10	$10	$10	$10
Full Conversion Value	$127,500,000	$150,000,000	$172,500,000	$198,375,000
Exchange Shares	0	0	0	0
Exchange Percent	0.00%	0.00%	0.00%	0.00%
Conversion Shares	12,750,000	15,000,000	17,250,000	19,837,500
Conversion Percent	100.00%	100.00%	100.00%	100.00%
Gross Proceeds	$127,500,000	$150,000,000	$172,500,000	$198,375,000

The document represents an initial valuation for the Bank. Due to the duration of time that passes between the time this document is compiled and the time the offering closes, numerous factors could lead FinPro to update or revised the appraised value of the Bank. Some factors that could lead FinPro to adjust the appraised value include: (1) changes in the Bank’s operations and financial condition; (2) changes in the market valuation or financial condition of the Comparable Group; (3) changes in the broader market; and (4) changes in the market for thrift conversions. Should there be material changes to any of these factors, FinPro will prepare an appraisal update to appropriately adjust the value of the Bank. At the time of closing, FinPro will prepare a final appraisal to determine if the valuation range is still appropriate and determine the exact valuation amount appropriate for the Bank.

Conversion Valuation Appraisal Report	Page 52

7. Exhibits

Exhibit 1. Pro Forma Regulatory Capital Ratios- 3.31.2024

	Historical		Minimum 12,750,000			Midpoint 15,000,000			Maximum 17,250,000			Adj. Maximum 19,837,500
	$	%	$		%	$		%	$		%	$		%
GAAP Capital	$153,364	13.7%		$200,354	17.2%		$208,805	17.8%		$217,257	18.3%		$226,976	19.0%
Tier 1 Leverage Capital	$165,533	14.7%		$212,523	18.1%		$220,974	18.7%		$229,426	19.3%		$239,145	19.9%
Tier 1 Leverage Requirement	$56,342	5.0%		$58,692	5.0%		$59,114	5.0%		$59,537	5.0%		$60,023	5.0%
Excess	$109,191	9.7%		$153,831	13.1%		$161,860	13.7%		$169,889	14.3%		$179,122	14.9%
Tier 1 Risk based	$165,533	20.6%		$212,523	26.1%		$220,974	27.1%		$229,426	28.1%		$239,145	29.2%
Risk-Based Capital Requirement	$64,290	8.0%		$65,041	8.0%		$65,177	8.0%		$65,312	8.0%		$65,467	8.0%
Excess	$101,243	12.6%		$147,482	18.1%		$155,797	19.1%		$164,114	20.1%		$173,678	21.2%
Total Risk-Based Capital	$171,573	21.4%		$218,563	26.9%		$227,014	27.9%		$235,466	28.8%		$245,185	30.0%
Risk-Based Capital Requirement	$80,362	10.0%		$81,302	10.0%		$81,471	10.0%		$81,640	10.0%		$81,834	10.0%
Excess	$91,211	11.4%		$137,261	16.9%		$145,543	17.9%		$153,826	18.8%		$163,351	20.0%
Common Equity Tier 1 Risk-Based	$165,533	20.6%		$212,523	26.1%		$220,974	27.1%		$229,426	28.1%		$239,145	29.2%
Common Equity Tier 1 Risk-Based
Requirement	$52,235	6.5%		$52,846	6.5%		$52,956	6.5%		$53,066	6.5%		$53,192	6.5%
Excess	$113,298	14.1%		$159,677	19.6%		$168,018	20.6%		$176,360	21.6%		$185,953	22.7%
Reconcilation of Capital Infused into the bank:
50% of Net Proceeds				$62,290			$73,441			$84,593			$97,417
Less: ESOP			-$	10,200		-$	12,000		-$	13,800		-$	15,870
Less: MRP			-$	5,100		-$	6,000		-$	6,900		-$	7,935
Pro Forma Increase				$46,990			$55,441			$63,893			$73,612

Conversion Valuation Appraisal Report	Page 53

Exhibit 2. Pro Forma Analysis Sheet- 3.31.2024

		Company Pro Forma Based Upon Sale at $10.00 Per Share
	Bank Historical	12,750,000 Shares (Minimum of Estimated Price Range)	15,000,000 Shares (Midpoint of Estimated Price Range)	17,250,000 Shares (Maximum of Estimated Price Range)	19,837,500 Shares (15% above Max of Estimated Price Range)
			(In thousands)
Deposits	$772,674	$772,674	$772,674	$772,674	$772,674
Borrowings	169,500	169,500	169,500	169,500	169,500

Total Deposits and Borrowings	$942,174	$942,174	$942,174	$942,174	$942,174
Stockholders’ equity:
Preferred	$—	$—	$—	$—	$—
Common	—	128	150	173	198
APIC	—	124,451	146,732	169,012	194,636
Retained Earnings	171,319	171,319	171,319	171,319	171,319
Net unrealized g/(l) on AFS, net	(17,955)	(17,955)	(17,955)	(17,955)	(17,955)
Plus:
Amount of the foundation	—	—	—	—	—
Less:
Capital to the MHC	—	—	—	—	—
After Tax Expense of foundation	—	—	—	—	—
Less:
CS acquired by old ESOP	—	—	—	—	—
CS acquired by old MRP	—	—	—	—	—
CS to be acquired by ESOP	—	(10,200)	(12,000)	(13,800)	(15,870)
CS to be acquired by MRP	—	(5,100)	(6,000)	(6,900)	(7,935)

Total Stockholder’s equity	$153,364	$262,643	$282,246	$301,849	$324,393

Total Shares Outstanding		12,750,000	15,000,000	17,250,000	19,837,500
MHC Shares		—	—	—	—
Minority Shares		—	—	—	—
Foundation Shares		—	—	—	—
Equity to Assets	13.69%	21.80%	23.05%	24.26%	25.61%
Equity to Tangiable Assets	15.39%	21.90%	23.16%	24.38%	25.73%

Conversion Valuation Appraisal Report	Page 54

Exhibit 3. Pro Forma Analysis Sheet- Stub Period 3.31.24

Valuation Parameters
Three Months Ended	Y
Period Ended March 31, 2024		$(807	) (1)
Pre-Conversion Book Value	B
As of March 31, 2024		$153,364
Pre-Conversion Assets	A
As of March 31, 2024		$1,120,366
Return on Money	R	4.16	% (2)
Conversion Expenses		$3,118
	X	2,08	% (3)
Proceeds Not Invested		$18,000	(4)
Estimated ESOP Borrowings		$12,000
ESOP Purchases	E	8.00	% (5)
Cost of ESOP Borrowings		$480	(5)
Cost of ESOP Borrowings	S	0.00	% (5)
Amort of ESOP Borrowings	T	25	Years
Amort of MRP Amount	N	5	Years
Estimated MRP Amount		$6,000	(6)
MRP Purchases	M	4.00%
MRP Expense		$1,200
Stock Foundation Amount		$—	(7)
Stock Foundation Amount	F	0.00	% 0.00%
Foundation Opportunity Cost		$—
Tax Benefit	Z	$—	(8)
Tax Rate	TAX	19.00%
Percentage Sold	PCT	100.00%
Amount to be issued to Public		$150,000	(9)
Earnings Multiple		3

(1)	Net income for the 3 months ended March 31, 2024.
(2)	Net Return assumes a reinvestment rate of 5.14 percent (the 1 year Treasury at March 31, 2024), and a tax rate of 19%.
(3)	Conversion expenses reflect estimated expenses as presented in the offering document.
(4)	Includes Stock from ESOP and MRP.
(5)	Assumes ESOP is amortized straight line over 25 years.
(6)	Assumes MRP is amortized straight line over 5 years.
(7)	Not applicable.
(8)	Not Applicable.
(9)	The amount to be offered to public.

Conversion Valuation Appraisal Report	Page 55

Exhibit 4. Pro Forma Analysis Sheet- Stub Period 12.31.23

Valuation Parameters
Prior Twelve Mos. Earning Base	Y
Period Ended December 31, 2023		$1,118	(1)
Pre-Conversion Book Value	B
As of December 31, 2023		$156,737
Pre-Conversion Assets	A
As of December 31, 2023		$1,124,932
Return on Money	R	3.94	% (2)
Conversion Expenses		$3,118
	X	2.08	% (3)
Proceeds Not Invested		$18,000	(4)
Estimated ESOP Borrowings		$12,000
ESOP Purchases	E	8.00	% (5)
Cost of ESOP Borrowings		$480	(5)
Cost of ESOP Borrowings	S	0.00	% (5)
Amort of ESOP Borrowings	T	25	Years
Amort of MRP Amount	N	5	Years
Estimated MRP Amount		$6,000	(6)
MRP Purchases	M	4.00%
MRP Expense		$1,200
Stock Foundation Amount		$—	(7)
Stock Foundation Amount	F	0.00	% 0.00%
Foundation Opportunity Cost		$—
Tax Benefit	Z	$—	(8)
Tax Rate	TAX	19.00%
Percentage Sold	PCT	100.00%
Amount to be issued to Public		$150,000	(9)
Earnings Multiple		12

(1)	Net income for the twelve months ended December 31, 2023.
(2)	Net Return assumes a reinvestment rate of 4.87 percent (the 1 year Treasury at December 31, 2023), and a tax rate of 19%.
(3)	Conversion expenses reflect estimated expenses as presented in the offering document.
(4)	Includes Stock from ESOP and MRP.
(5)	Assumes ESOP is amortized straight line over 25 years.
(6)	Assumes MRP is amortized straight line over 5 years.
(7)	Not applicable.
(8)	Not Applicable.
(9)	The amount to be offered to public.

Conversion Valuation Appraisal Report	Page 56

Exhibit 5. Pro Forma Effect of Conversion - 3.31.2024 Stub Period

		Pro Forma Effect of Conversion Proceeds As of March 31, 2024 (Dollars in Thousands)
Conversion Proceeds		Minimum	Midpoint	Maximum	SuperMax
Total Shares Offered		12,750,000	15,000,000	17,250,000	19,837,500
Conversion Shares Offered		12,750,000	15,000,000	17,250,000	19,837,500
Price Per Share		$10	$10	$10	$10

Gross Proceeds		$127,500	$150,000	$172,500	$198,375
Plus: Value issued to Foundation	(9)	—	—	—	—

Pro Forma Market Capitalization		127,500	150,000	172,500	198,375

Gross Proceeds		127,500	150,000	172,500	198,375
Less: Est. Conversion Expenses		(2,921)	(3,118)	(3,315)	(3,541)

Net Proceeds		124,579	146,882	169,185	194,834
Less: Cash issued to the Foundation		—	—	—	—
Less: ESOP Adjustment	(3)	(10,200)	(12,000)	(13,800)	(15,870)
Less: MRP Adjustment	(3)	(5,100)	(6,000)	(6,900)	(7,935)

Net Proceeds Reinvested		$109,279	$128,882	$148,485	$171,029
Estimated Incremental Rate of Return		4.16%	4.16%	4.16%	4.16%

Estimated Incremental Return		$1,137	$1,340	$1,544	$1,779
Less: Cost of ESOP	(4)	—	—	—	—
Less: Amortization of ESOP	(7)	(83)	(97)	(112)	(129)
Less: Option Expense	(10)	(215)	(254)	(292)	(335)
Less: MRP Adjustment	(7)	(207)	(243)	(279)	(321)

Pro Forma Net Income		632	746	861	994
Earnings Before Conversion		(807)	(807)	(807)	(807)

Earnings Excluding Adjustment		(175)	(61)	54	187
Earnings Adjustment	(6)	—	—	—	—

Earnings After Conversion		$(175)	$(61)	$54	$187

Conversion Valuation Appraisal Report	Page 57

		Pro Forma Effect of Conversion Proceeds As of March 31, 2024 (Dollars in Thousands)
		Minimum	Midpoint	Maximum	SuperMax
Pro Forma Equity
Equity at March 31, 2024		$153,364	$153,364	$153,364	$153,364
Net Conversion Proceeds		124,579	146,882	169,185	194,834
Plus: MHC Adjustment	(7)	—	—	—	—
Plus: Value issued to Foundation		—	—	—	—
Less: After Tax Expense of Foundation		—	—	—	—
Less: ESOP Adjustment	(1)	(10,200)	(12,000)	(13,800)	(15,870)
Less: MRP Adjustment	(2)	(5,100)	(6,000)	(6,900)	(7,935)

Pro Forma Equity		$262,643	$282,246	$301,849	$324,393
Less: Intangible	(5)	5,786	5,786	5,786	5,786

Pro Forma Tangible Equity		$256,857	$276,460	$296,063	$318,607
Pro Forma Assets
Total Assets at March 31, 2024		$1,120,366	$1,120,366	$1,120,366	$1,120,366
Net Conversion Proceeds		124,579	146,882	169,185	194,834
Plus: MHC Adjustment	(7)	—	—	—	—
Plus: Value issued to Foundation		—	—	—	—
Less: After Tax Expense of Foundation		—	—	—	—
Less: ESOP Adjustment	(1)	(10,200)	(12,000)	(13,800)	(15,870)
Less: MRP Adjustment	(2)	(5,100)	(6,000)	(6,900)	(7,935)

Pro-forma Total Assets		1,229,645	1,249,248	1,268,851	1,291,395
Stockholder’s Equity Per Share *
Equity at March 31, 2024		$12.03	$10.22	$8.89	$7.73
Estimated Net Proceeds		9.77	9.79	9.81	9.82
Plus: MHC Adjustment		—	—	—	—
Plus: Value issued to Foundation		—	—	—	—
Less: After Tax Expense of Foundation		—	—	—	—
Less: ESOP Stock		(0.80)	(0.80)	(0.80)	(0.80)
Less: MRP Stock		(0.40)	(0.40)	(0.40)	(0.40)

Pro Forma Equity Per Share *		20.60	18.82	17.50	16.35
Less: Intangible		0.45	0.39	0.34	0.29

Pro Forma Tangible Equity Per Share *		$20.15	$18.43	$17.16	$16.06

Conversion Valuation Appraisal Report	Page 58

		Pro Forma Effect of Conversion Proceeds As of March 31, 2024 (Dollars in Thousands)
		Minimum	Midpoint	Maximum	SuperMax
Net Earnings Per Share *
Historical Earnings Per Share	(8)	$(0.07)	$(0.06)	$(0.05)	$(0.04)
Incremental return Per Share	(8)	0.10	0.10	0.10	0.10
ESOP Adjustment Per Share	(8)	(0.01)	(0.01)	(0.01)	(0.01)
Option Expense Per Share	(10)	(0.02)	(0.02)	(0.02)	(0.02)
MRP Adjustment Per Share	(8)	(0.02)	(0.02)	(0.02)	(0.02)
Normalizing Adjustment Per Share		—	—	—	—

Pro Forma Earnings Per Share *	(8)	$(0.01)	$—	$—	$0.01

Shares Utilized for EPS		11,740,200	13,812,000	15,883,800	18,266,370

Pro Forma Ratios
Price/EPS without Adjustment		NA	NA	NA	NA
Price/EPS with Adjustment		NA	NA	NA	NA
Price/Book Value per Share		48.54%	53.13%	57.14%	61.16%
Price/Tangible Book Value		49.63%	54.26%	58.28%	62.27%
Market Value/Assets		10.37%	12.01%	13.59%	15.36%

*	The totals for the per share data are actual figures rounded to two decimals. The component parts may not add to the total due to rounding.
(1)	ESOP Borrowings are deducted from net worth and assets, and amortized over 25 years.
(2)	MRP Borrowings are omitted from net worth and assets, and amortized over 5 years.
(3)	Consists of ESOP and MRP amortization.
(4)	The ESOP loan is from the Holding Company and therefore, there are no costs.
(5)	Not applicable.
(6)	Not applicable.
(7)	ESOP and MRP are amortized over 25 and 5 years respectively, and tax impacted at 19%.
(8)	All EPS computations are done in accordance with SOP 93-6.
(9)	Not applicable.
(10)	Assumed option expense in accordance with SFAS No. 123.

Conversion Valuation Appraisal Report	Page 59

Exhibit 6. Pro Forma Effect of Conversion - 12.31.2023 Period

		Pro Forma Effect of Conversion Proceeds As of December 31, 2023 (Dollars in Thousands)
Conversion Proceeds		Minimum	Midpoint	Maximum	SuperMax
Total Shares Offered		12,750,000	15,000,000	17,250,000	19,837,500
Conversion Shares Offered		12,750,000	15,000,000	17,250,000	19,837,500
Price Per Share		$10	$10	$10	$10

Gross Proceeds		$127,500	$150,000	$172,500	$198,375
Plus: Value issued to Foundation	(9)	—	—	—	—

Pro Forma Market Capitalization		127,500	150,000	172,500	198,375

Gross Proceeds		127,500	150,000	172,500	198,375
Less: Est. Conversion Expenses		(2,921)	(3,118)	(3,315)	(3,541)

Net Proceeds		124,579	146,882	169,185	194,834
Cash issued to foundation		—	—	—	—
Less: ESOP Adjustment	(3)	(10,200)	(12,000)	(13,800)	(15,870)
Less: MRP Adjustment	(3)	(5,100)	(6,000)	(6,900)	(7,935)

Net Proceeds Reinvested		$109,279	$128,882	$148,485	$171,029

Estimated Incremental Rate of Return		3.94%	3.94%	3.94%	3.94%

Estimated Incremental Return		$4,306	$5,078	$5,850	$6,739
Less: Cost of ESOP	(4)	—	—	—	—
Less: Amortization of ESOP	(7)	(330)	(389)	(447)	(514)
Less: Option Expense	(10)	(946)	(1,113)	(1,280)	(1,472)
Less: MRP Adjustment	(7)	(826)	(972)	(1,118)	(1,285)

Pro-forma Net Income		2,204	2,604	3,005	3,468
Earnings Before Conversion		1,118	1,118	1,118	1,118

Earnings Excluding Adjustment		3,322	3,722	4,123	4,586
Earnings Adjustment	(6)	—	—	—	—

Earnings After Conversion		$3,322	$3,722	$4,123	$4,586

Conversion Valuation Appraisal Report	Page 60

		Pro Forma Effect of Conversion Proceeds As of December 31, 2023 (Dollars in Thousands)
		Minimum	Midpoint	Maximum	SuperMax
Pro-forma Tangible Equity
Equity at December 31, 2023		$156,737	$156,737	$156,737	$156,737
Net Conversion Proceeds		124,579	146,882	169,185	194,834
Plus: MHC Adjustment	(7)	—	—	—	—
Plus: Value issued to Foundation		—	—	—	—
Less: After Tax Expense of Foundation		—	—	—	—
Less: ESOP Adjustment	(1)	(10,200)	(12,000)	(13,800)	(15,870)
Less: MRP Adjustment	(2)	(5,100)	(6,000)	(6,900)	(7,935)

Pro-forma Equity		$266,016	$285,619	$305,222	$327,766
Less: Intangible	(5)	5,786	5,786	5,786	5,786

Pro-forma Tangible Equity		$260,230	$279,833	$299,436	$321,980
Pro-forma Assets
Total Assets at December 31, 2023		$1,124,932	$1,124,932	$1,124,932	$1,124,932
Net Conversion Proceeds		124,579	146,882	169,185	194,834
Plus: MHC Adjustment	(7)	—	—	—	—
Plus: Value issued to Foundation		—	—	—	—
Less: After Tax Expense of Foundation		—	—	—	—
Less: ESOP Adjustment	(1)	(10,200)	(12,000)	(13,800)	(15,870)
Less: MRP Adjustment	(2)	(5,100)	(6,000)	(6,900)	(7,935)

Pro-forma Total Assets		1,234,211	1,253,814	1,273,417	1,295,961
Stockholder’s Equity Per Share *
Equity at December 31, 2023		$12.29	$10.45	$9.09	$7.90
Estimated Net Proceeds		9.77	9.79	9.81	9.82
Plus: MHC Adjustment		—	—	—	—
Plus: Value issued to Foundation		—	—	—	—
Less: After Tax Expense of Foundation		—	—	—	—
Less: ESOP Stock		(0.80)	(0.80)	(0.80)	(0.80)
Less: MRP Stock		(0.40)	(0.40)	(0.40)	(0.40)

Pro-forma Equity Per Share *		20.86	19.04	17.69	16.52
Less: Intangible		0.45	0.39	0.34	0.29

Pro-forma Tangible Equity Per Share *		$20.41	$18.66	$17.36	$16.23

Conversion Valuation Appraisal Report	Page 61

		Pro Forma Effect of Conversion Proceeds As of December 31, 2023 (Dollars in Thousands)
		Minimum	Midpoint	Maximum	SuperMax
Net Earnings Per Share *
Historical Earnings Per Share	(8)	$0.09	$0.08	$0.07	$0.06
Incremental return Per Share	(8)	0.37	0.37	0.37	0.37
ESOP Adjustment Per Share	(8)	(0.03)	(0.03)	(0.03)	(0.03)
Option Expense Per Share	(10)	(0.08)	(0.08)	(0.08)	(0.08)
MRP Adjustment Per Share	(8)	(0.07)	(0.07)	(0.07)	(0.07)
Normalizing Adjustment Per Share		—	—	—	—

Pro Forma Earnings Per Share *	(8)	$0.28	$0.27	$0.26	$0.25

Shares Utilized for EPS		11,770,800	13,848,000	15,925,200	18,313,980
Pro-forma Ratios
Price/EPS No Adjustment		35.71	37.04	38.46	40.00
Price/EPS with Adjustment		35.71	37.04	38.46	40.00
Price/Book Value per Share		47.94%	52.52%	56.53%	60.53%
Price/Tangible Book Value		49.00%	53.59%	57.60%	61.61%

Market Value/Assets		10.33%	11.96%	13.55%	15.31%

*	The totals for the per share data are actual figures rounded to two decimals. The component parts may not add to the total due to rounding.
(1)	ESOP Borrowings are deducted from net worth and assets, and amortized over 25 years.
(2)	MRP is omitted from net worth and assets, and amortized over 5 years.
(3)	Consists of ESOP and MRP amortization.
(4)	The ESOP loan is from the Holding Company and therefore, there are no costs.
(5)	NA
(6)	Not applicable.
(7)	ESOP and MRP are amortized over 25 and 5 years respectively, and tax impacted at 19%.
(8)	All EPS computations are done in accordance with SOP 93-6.
(9)	Not applicable.
(10)	Assumed option expense in accordance with SFAS No. 123.

Conversion Valuation Appraisal Report	Page 62

Exhibit 7. Use of Proceeds

Use of Proceeds

	12,750,000 Shares	% of Gross Proceeds	15,000,000 Shares	Gross Proceeds	17,250,000 Shares	Gross Proceeds	19,837,500 Shares	Gross Proceeds
Gross Offering Proceeds	$127,500		$150,000		$172,500		$198,375
Less: Expense	(2,921)		(3,118)		(3,315)		(3,541)

Net Proceeds	$124,579	100.0%	$146,882	100.0%	$169,185	100.0%	$194,834	100.0%
Less:
Proceeds to Bank	(62,290)	-50.0%	(73,441)	-50.0%	(84,593)	-50.0%	(97,417)	-50.0%
ESOP	(10,200)	-8.2%	(12,000)	-8.2%	(13,800)	-8.2%	(15,870)	-8.2%
Cash to Foundation	—	0.0%	—	0.0%	—	0.0%	—	0.0%
Cash to MHC	—	0.0%	—	0.0%	—	0.0%	—	0.0%

Proceeds for HC	52,089	41.8%	61,441	41.8%	70,792	41.8%	81,547	41.9%